AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 2003

                           REGISTRATION NO. 333-107121

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                               AMENDMENT NO. 1 TO
                                    FORM F-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 VANEX CO., LTD.
             (Exact name of registrant as specified in its charter)



REPUBLIC OF KOREA                 7373                       Not Applicable
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer Identification
incorporation or organization)    Classification Code Number)    Number)



                165-8, LG PALACE 5TH FLOOR, DONGKYO-DONG, MAPO-GU
                                  SEOUL, KOREA
                          TELEPHONE 011-82-2-6399-6300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            PENN CAPITAL CANADA LTD.
  16th FLOOR, 543 GRANVILLE STREET, VANCOUVER, BRITISH COLUMBIA V6C 1X8 CANADA
                 Telephone (604) 647-0044    Fax (604) 633-9440
  (Name, address, including zip code, and telephone number, including area code, of agent of service)



APPROXIMATE  DATE  OF  COMMENCEMENT  OF  PROPOSED  SALE  TO  THE  PUBLIC:
 As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                                    PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
OF SECURITIES                  AMOUNT TO BE            OFFERING PRICE          AGGREGATE OFFERING     REGISTRATION
TO BE REGISTERED               REGISTERED              PER SHARE               PRICE(1)               FEE
Common Shares, par value
0.0762 per share              6,445,450 shares  $        0.10  $            644,545.00  $             52.14



(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

There are no pre-existing contractual agreements for any person to purchase the shares. We have made no selling arrangements for the sale of the securities offered in this prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                DECEMBER 24, 2003

                              SUBJECT TO COMPLETION

                                   PROSPECTUS



                                [GRAPHIC  OMITED]



VANEX  CO.,  LTD.

       6,445,450 SHARES OF COMMON STOCK TO BE SOLD BY SELLING SHAREHOLDERS

The Company is not offering shares for sale to the public, no new shares are to be issued from treasury and no proceeds from the anticipated sale of shares will accrue to the benefit of the Company.

INVESTING  IN  OUR  COMMON  SHARES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 9.

The selling shareholders of Vanex Co., Ltd. listed on page 16 under the caption "Selling Shareholders" may offer and sell up to an aggregate of 6,445,450 shares of our common stock, held by them, under this prospectus. The selling shareholders will offer and sell the shares at a price of $0.10 per share until such time as our common stock may be listed on the OTC Bulletin Board and thereafter at prevailing market prices or privately at negotiated prices. We will not receive any of the proceeds of this offering.
Our common stock is not listed on a national securities exchange or the Nasdaq Stock Market. We intend to apply to have our common stock included for quotation  on  the  OTC  Bulletin  Board  maintained  by  NASD.
An investment in the common stock offered under this prospectus involves a high degree of risk, and we urge you to carefully review this prospectus with particular attention to the section entitled "RISK FACTORS" BEGINNING ON PAGE 9.
                                             ----------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


TABLE  OF  CONTENTS


                                                                            PAGE
PROSPECTUS SUMMARY                                                             6
RISK FACTORS                                                                   9
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS                          15
USE OF PROCEEDS                                                               15
DETERMINATION OF OFFERING PRICE                                               15
DIVIDEND POLICY                                                               15
DILUTION                                                                      16
SELLING SHAREHOLDERS                                                          16
PLAN OF DISTRIBUTION                                                          17
EXCHANGE RATES                                                                18
CAPITALIZATION                                                                19
SELECTED FINANCIAL AND  OTHER DATA                                            20
OPERATING AND FINANCIAL REVIEW AND PROSPECTS                                  22
BUSINESS                                                                      29
MANAGEMENT                                                                    34
PRINCIPAL SHAREHOLDERS                                                        37
DESCRIPTION OF SHARE CAPITAL                                                  37
SHARES ELIGIBLE FOR FUTURE SALE                                               40
TAX CONSIDERATIONS                                                            42
UNDERWRITING                                                                  46
LEGAL MATTERS                                                                 46
EXPERTS                                                                       46
INFORMATION AVAILABLE TO THE PUBLIC                                           47
INDEX TO FINANCIAL STATEMENTS                                                 48

                      [This Page Intentionally Left Blank]

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and our common shares being sold in this offering and our historical financial statements included elsewhere in this prospectus. The following information should be read in conjunction with the more detailed information and the Financial Statements (including the Notes thereto) contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                                 VANEX CO., LTD.

OVERVIEW

We are a provider of multi media systems integration (system building) and associated services to the broadcast industry in Korea. "System integration (system building)" is a process of linking and testing of system components to merge their functional and technical characteristics into a comprehensive, interoperable system. Broadcasting companies, including internet broadcasting companies, use lots of electric equipments from different makers to produce and air programs. Integration of these equipments allows all these different equipments to work as one system and also allows comprehensive control of the whole system.

VANEX (Value Added Networking Experts) specializes in broadcast system integration services, ranging from equipment needs analysis, purchase recommendations, equipment installation, set up and programming to complete system design. Vanex's Services include consulting for broadcasting system integration; project design and engineering; equipment or product procurement; project management; documentation; after-services and long-term support; and training of clients.

We also provide facilities-based data communications services to customers in Korea, including the Korean Digital Broadcasting Ltd. Our goal is to enable broadcasters to integrate and streamline their existing operations, to minimize time to market as businesses absorb new digital broadcast technologies, and to include flexibility as systems expand to exploit new opportunities with a seamless growth in their use of technology. To date, VANEX has constructed the baseband area (a telecommunication system in which information is carried in digital form; the baseband area includes central monitoring room, input/output link room, server room, editing room, etc.) of digital satellite system for Korea Digital Broadcasting Ltd. (KDB), a Cable TV system, a Dolby system, a digital outdoor broadcasting vehicle for Korea Broadcasting System (KBS, a national broadcaster owned by Korean government), a retransmit system for Korea Digital Broadcasting Ltd. and a subway broadcast system.

The Company has targeted prospective alliance partners within its domestic community and is investigating potential alliances in the international communities. We have formed a strong customer relationship with Korean Digital Broadcasting Ltd. (KDB) and jointly developed a Dolby system and a retransmit system. Approximately 91% of the Company's revenue in 2001 was from Korea
Digital Broadcasting Ltd. The percentage of revenue attributable to Korea Digital Broadcasting Ltd. decreased in 2002 but Korea Digital Broadcasting Ltd. was still the largest customer in 2002, representing 38.86% of the total revenue. Areas of planned cooperation with KDB include preparing for the commencement of the digitalization of cable television (CATV). We intend to become a leading supplier of system integration services for the broadcasting industry.

VANEX was incorporated on February 21, 2001 under the law of the Republic of Korea for the purpose of providing multi media system integration services. Major shareholders of the Company include Kyu Tae Park, the company's President and CEO, and Delaware Media Inc., a Hong Kong based company, who own 25.3% and 20.1% of our shares, respectively.

Systems integration, including software and hardware solutions engineering, account for our revenues in 2001 and 2002. The Company promotes its business using the slogan 'Media System Integration Creating Value' and works with integrators selected by the client. Our revenues in 2001 and 2002 were US$9.7 million and US$5.3 million, respectively. Our net income for 2001 was US$125,291 for 2001, and we had a net loss of US$448,831 in 2002. Approximately 91% of our revenue in 2001 was from Korea Digital Broadcasting Ltd. and 8.5%, from TechData Co., Ltd. In 2002, 38.86% of our revenue was from Korea Digital Broadcasting Ltd.; 27.23%, from ComTech Korea; and 11.55%, from Mtube.


STRATEGY
Our objective is to capitalize on the latent demand for the delivery of fast, efficient systems integration and system integration solutions, which adapt existing systems to support new initiatives. Our strategy has the following key elements:
-  Design,  construct,  and  integrate  digital system for digital broadcasting;
- Centralize transmission areas in master control rooms that adjust and control broadcasting signals;
-  Build  brand  awareness;
-  Increase  revenues  from  broadcasting clients, independent production, intra
company  broadcasting  services   and  e-commerce  newspapers;
-  Develop  digital  archiving;
-  Maintain  technological  leadership;
-  Expand  strategic  relationships;  and
-  Capitalize  on  synergies between VANEX and our data communications services.

CONTACT  INFORMATION
Our  principal  executive  offices  are  located  at  LG  Palace 5F Dongkyo-Dong
Mapo-Gu, Seoul, Korea. Our telephone number in Korea is 82 02 6399 6300. Investor inquiries should be directed to Mr. Kyu Tae Park.

THE  OFFERING

Common Shares offered by shareholders of VANEX                 6,445,450 Shares
Common Shares outstanding immediately prior to this offering  12,723,300 Shares
Common Shares to be outstanding after this offering           12,723,300 Shares

PROCEEDS  OF  THIS  OFFERING
There will be no proceeds pursuant to this offering made available to the Company.

SUMMARY  FINANCIAL  AND  OTHER  DATA

The summary financial and other data set forth below should be read in conjunction with the financial statements of VANEX including the notes thereto, and ''Operating and Financial Review and Prospects '' included in this prospectus. The statement of operations data set forth below for year ended December 2002 and the ten months from inception February 21, 2001 to December 31, 2001 and the balance sheet data as of December 31, 2002 and 2001 are derived from the December 31, 2002 audited financial statements of VANEX included elsewhere in this prospectus, which have been audited by Shinhan Accounting Corporation in Korea (members of the Korean Institute of Certified Public Accountants). Our financial statements are prepared in accordance with accounting principles generally accepted in the United States.



FOR  THE  YEAR  ENDED  DECEMBER  31,  2002
AND  TEN  MONTHS  FROM  FEBRUARY  21,  2001  (INCEPTION)  TO  DECEMBER  31,  2001
(AMOUNTS  IN  U.S.  DOLLARS  EXCEPT  NUMBER  OF  SHARES  AND  PER  SHARE  DATA)
STATEMENTS  OF  OPERATIONS  DATA:


                                                                        2002           2001
Revenues:
System integration sales                                              $ 5,268,892      $9,761,958

Cost of providing system integration, including salaries                5,023,220       9,371,203

Gross profit                                                              245,672         390,755

Selling, general and administrative                                       574,181         297,998

Operating income                                                         (328,504)         92,757

Other income (deductions):
Interest income                                                            10,251          38,520
Other, net                                                               (131,274)         15,217

Income (loss) before income taxes                                        (470,034)        146,494
Income tax expense (recovery)                                             (21,203)         21,203
Net Income (loss)                                                        (448,831)        125,291
Comprehensive income (loss)                                           $  (439,233)     $  107,683

Weighted average number of shares outstanding                             12,290,550    7,961,650
Basic and diluted loss per share of common stock                         $     (0.04)  $     0.02



AS  OF  DECEMBER  31,  2002  AND  2001
(AMOUNTS  IN  U.S.  DOLLARS)
BALANCE  SHEET  DATA:


                                                    2002                   2001
Cash and cash equivalents                     $   31,907              $  586,047
Working capital                                 (658,138)                809,504
Total assets                                   2,905,416               1,904,717
Long-term debt, excluding current portion        607,298                 604,492
 Stockholders' equity:
 Common stock  100($0.0762) par value,           971,268                 765,565
Total stockholders' equity                    $  810,213                 873,203


RISK  FACTORS

Prior to making an investment decision, prospective investors should carefully consider all of the information herein, including the following factors. An investment in this offering involves risk.

OUR COMMON STOCK HAS NO PRIOR MARKET AND PRICES MAY DECLINE AFTER THE OFFERING. The value and transferability of our common stock is currently affected by the fact that there is no market for the stock. No assurance can be given that a market for our common stock will develop or that it will be quoted on the over-the-counter Bulletin Board maintained by the NASD.

OUR  BUSINESS  IS  DIFFICULT  TO  EVALUATE  BECAUSE  WE HAVE A LIMITED OPERATING
HISTORY.
VANEX was incorporated on February 21, 2001 under the law of Republic of Korea and commenced multi media systems integration and associated services as an independent company at that time. Consequently we have a limited operating history upon which you can evaluate our business.

OUR  HISTORY  SHOWS  LOSSES.
Our operation resulted in losses of $448,831 in 2002. We might experience losses again in the future, which will affect the investment value of the Company and profits of our shareholders. We have funded these losses by issuing new shares and by increasing other accrued liabilities. We may be unable to raise such funds in the future. This would impair the Company's ability to continue its current operations.

In order to maintain our competitive position and continue to meet the increasing demands for service quality, hardware availability and competitive pricing, we expect to incur substantial costs and significant capital expenditures to expand our business in the future. Historically, we have relied on equity and debt financings to fund our operations. A significant drop in the market demand for our product and services could require us to seek additional sources of financing to satisfy our working capital and capital expenditure requirements.

We may need to raise additional funds in order to acquire complementary businesses or to take advantage of unanticipated opportunities. In addition, we may need to raise additional funds to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures or technological or marketing hurdles. We cannot assure that we will be able to raise such funds on favorable terms. In the event that we are unable to obtain such additional funds on acceptable terms, we may determine not to enter into various expansion opportunities.

OUR RELIANCE UPON A SMALL NUMBER OF CUSTOMERS MIGHT AFFECT OUR REVENUE AND RESULTS OF OPERATIONS.
We rely on a small number of customers for our revenue. The revenue from Korea Digital Broadcasting Ltd. and TechData Co., Ltd. occupied 99.5% of our total revenue in 2001. In 2002, approximately 66% of our revenue was from Korea Digital Broadcasting Ltd. and ComTech Korea. In 2001 and 2002, approximately 91% and 38.86% of our revenue was attributable to Korea Digital Broadcasting Ltd. Korea Digital Broadcasting is still our largest customer, and as of the end of September 2003, approximately 89% of revenue came from Korea Digital Broadcasting Ltd. Our reliance on the small number of customers, and especially Korea Digital Broadcasting Ltd., will have serious impact on our decisions, revenue and results of operations. Their own managerial or financial problems will affect our operations.

GROWTH  OF  OUR  BUSINESS  DEPENDS  ON  A  CERTAIN  CLIENT  INDUSTRY
Our ability to generate revenues to ensure our profitability and growth depends on the demand created by the broadcasting industry, which is our primary target market. The general trend, growth rate and financial performance of the broadcasting industry are expected to have a great impact on our business. The broadcasting industry worldwide is going through the process of total digitalization. The Electronics and Telecommunications Research Institute of Korea forecasts the Korean digital broadcasting industry will expand and contribute to the Korean national production economy to the amount of $94 billion and the employment of 210,000 people by 2006. As Vanex is providing its system integration service and software to digital broadcasting companies, a downturn of the broadcasting industry or the digital broadcasting sector will have negative impact on the revenue of Vanex.


WE MAY NOT BE ABLE TO ESTABLISH OR MAINTAIN ACCEPTABLE RELATIONSHIPS WITH HARDWARE EQUIPMENT SUPPLIERS.
Our success depends, in part, on our ability to gain access to equipment suppliers. We might not be able to establish relationships with adequate equipment suppliers or maintain our relationships with our current suppliers of equipment. Even if we are able to establish and maintain those relationships, we might not be able to do so on terms favorable enough to us to enable us to become profitable. If the relationship between us and our suppliers, or our system operator clients, is impaired, it could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON SUPPLIERS AND COULD BE AFFECTED BY CHANGES IN SUPPLIERS OR DELAYS IN DELIVERY OF THEIR PRODUCTS AND SERVICES.
We are dependent on third party suppliers of hardware components and software. Although we attempt to maintain a minimum of two vendors for each required product, some components used by us in providing our multi media systems integration and data communications services may not be compatible with the products of certain vendors. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if required, could result in delays, which could have a material adverse effect on us. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with the suppliers. To date, we have not had any supplier end their business relationship with us. The key hardware components supplied to us by third parties are readily available from many sources in the market, and we have alternative suppliers available for all key components.

CUSTOMER ACCEPTANCE OF OUTSOURCED SYSTEM INTEGRATION SERVICES DEPENDS IN PART ON THE REDUCED COST OF OUR SERVICES, WHICH WE CANNOT ASSURE. OUR BUSINESS MODEL IS BASED ON BUSINESS ACCEPTANCE OF OUR SERVICES, WHICH REMAINS UNPROVEN.
A key component of our strategy is to provide to clients a more professional, turnkey service than can be provided by in-house IT departments. We believe that, in addition to providing high quality, low cost hardware, we must also provide high-quality, integrated multimedia software in a manner that end users find useful and compelling. Our ability to provide such product and service is dependent on our ability to motivate equipment suppliers to provide price breaks and on the development and maintenance of the superior competence of our technical staff. In addition, the market for out sourced high-quality multi media systems integration and associated services to the broadcast industry has only recently begun to develop and is rapidly evolving, and there is significant competition among service providers. If the market fails to develop or develops more slowly than expected, or if competition increases, or if our service offerings do not achieve or sustain market acceptance, our business, financial condition and results of operations will be materially adversely affected.

WE DEPEND ON KEY PERSONNEL AND COULD BE AFFECTED BY THE LOSS OF THEIR SERVICES. Competition for qualified employees and personnel in our services industry is intense and there are a limited number of people with knowledge of and experience in this industry, particularly in Korea. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such management and personnel. In particular, our success is highly dependent upon the abilities of our senior executive management.

None of Mr. Kyu Tae Park, Mr, Hong Cho, Mr. Jae Soo Kim, Mr. Woong Kim (all directors of the Company) nor Chang Seop Song or Seong Min Cha (management team) has signed employment agreements with the Company pursuant to which they would agree to remain with VANEX. The loss of the services of any one of them could have a material adverse effect on our business, financial condition and results of operations. We do not maintain ''key man'' insurance for any of our executive officers.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, TRADE SECRETS AND KNOW-HOW WHICH WOULD REMOVE A BARRIER TO COMPETITION AND MAY DIRECTLY AFFECT THE AMOUNT OF REVENUE IT GENERATES.
The Company depends on its intellectual property and is dependent on its ability to maintain the confidentiality of its technology. Since the Company does not hold any patents, copyrights or trademarks, it might not be able to maintain the confidentiality of any of its proprietary technologies, know-how or trade secrets, or that others will not independently develop substantially equivalent technology. The failure or inability to protect these rights will affect our competitiveness. If our products and services are not competitive, it is likely that we will lose customers and business, our revenues will decline.

INSTABILITY  IN  FOREIGN  MARKETS  COULD  HINDER  OUR  GROWTH.
Our growth strategy is to provide increased system integration services and related software to foreign customers and to domestic customers present in international market. Accordingly, we will be increasingly subject to the risks generally associated with marketing products or services abroad, such as:
..  changes  in  regulatory  requirements;
..  potentially  adverse  tax  consequences;
..  difficulties  and  costs  of  staffing  and  managing  foreign  operations;
..  political  and  economic  instability;
.. costs associated with complying with a variety of complex foreign laws, tariffs and other trade barriers; and .. fluctuation in currency exchange rates.

WE  MAY  NOT  BE  ABLE TO SUCCESSFULLY IMPLEMENT FUTURE STRATEGIC RELATIONSHIPS.
We may pursue additional strategic relationships to develop our business. Any such future strategic relationships would be accompanied by certain common risks associated with these types of relationships, such as:
..  Integrating  the  operations  and  personnel  of  the  companies;
.. The potential disruption of our ongoing business; and .. Maintaining uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

WE FACE A HIGH LEVEL OF COMPETITION IN OFFERING MULTI MEDIA SYSTEMS INTEGRATION AND ASSOCIATED SERVICES TO THE BROADCAST INDUSTRY.

The market for multi media systems integration and associated services in Korea is very competitive. We anticipate that competition will continue to intensify. The tremendous growth and potential size of the broadcast market has attracted many new start-ups as well as established businesses from different industries. Our current and prospective competitors include: i. Sunkyung C&C, ii. Samsung SDS iii. Media Consultants System Integrators, iv. Liberty Livewire Corporation,
v. Digital Generation Systems, Inc. (for more complete understanding of these competitors, please see Competition on page 33)

However, some of these competitors have significantly greater market presence, brand recognition and financial, technical and personnel resources than us. As a result of the increase in the number of competitors, we currently encounter and expect to continue to encounter significant pricing pressure and other competition in the future. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and we cannot predict the effect that ongoing or future developments may have on us or on the pricing of our products and services.
Increased price or other competition could result in erosion of our market share and decrease in revenues.

TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS COULD RENDER OUR SERVICE OFFERINGS OBSOLETE.
The market for our multi media systems integration and associated services, as well as for our proprietary software, is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions.
Our future success will depend, in part, on our ability to effectively use and develop leading technologies and technical expertise.
We cannot assure that we will be successful in responding to changing technology or market trends. In addition, services or technologies developed by others may render our services or technologies uncompetitive or obsolete. Furthermore, changes to our services in response to market demand may require the adoption of new technologies that could likewise render many of our assets technologically uncompetitive or obsolete. Even if we do successfully respond to technological advances and emerging industry standards, the integration of new technology may require substantial time and expense, and we cannot assure that we will succeed in adapting our network infrastructure in a timely and cost-effective manner.

OUR EXECUTIVE OFFICERS AND DIRECTORS AND THEIR AFFILIATES OWN A LARGE PERCENTAGE OF OUR COMMON STOCK AND HAVE THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.
Our directors and executive officers currently beneficially own 3,372,300 shares of common stock representing approximately 26.5% of the outstanding shares of common stock. Consequently, management is in a position to exert significant influence over material matters relating to our business, including decisions regarding:
     -  the  election  of  our  board  of  directors;
     - the acquisition or disposition of assets (in the ordinary course of our business or otherwise);
     -  future  issuances  of  common  stock  or  other  securities;  and
     -  the  declaration  and  payment  of  dividends  on  the  common  stock

LIMITED LIABILITY OF OUR EXECUTIVE OFFICERS AND DIRECTORS MAY DISCOURAGE SHAREHOLDERS FROM BRINGING A LAWSUIT AGAINST THEM.
Our Articles of Incorporation and Bylaws contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors. These provisions may discourage shareholders from bringing a lawsuit against officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against officers and directors even though such action, if successful, might otherwise have benefited the shareholders. In addition, a shareholder's investment in Vanex may be adversely affected to the extent that costs of settlement and damage awards against officers or directors are paid by us pursuant to the indemnification provisions of the bylaw. The impact on a shareholder's investment in terms of the cost of defending a lawsuit may deter the shareholder from bringing suit against any of our officers or directors. We have been advised that the SEC takes the position that these Article and Bylaw provisions do not affect the liability of any director under applicable federal and state securities laws.

SINCE WE ARE A KOREAN COMPANY AND ALL OF OUR ASSETS AND KEY PERSONNEL ARE LOCATED IN KOREA, YOU MAY NOT BE ABLE TO ENFORCE ANY UNITED STATES JUDGMENT FOR CLAIMS YOU MAY BRING AGAINST US, OUR ASSETS, OUR KEY PERSONNEL OR THE EXPERTS NAMED IN THIS PROSPECTUS.
We have been organized under the laws of the Republic of Korea. All of our assets are located outside the United States. In addition, a majority of the members of our board of directors and our officers and the experts named in this prospectus are residents of countries other than the United States. As a result, it may be impossible for you to effect service of process within the United States upon us or these persons or to enforce against us or these persons any judgments in civil and commercial matters, including judgments under United States federal securities laws. In addition, a Korean court may not permit you to bring an original action in Korea or to enforce in Korea a judgment of a U.S. court based upon civil liability provisions of U.S. federal securities laws.

THERE ARE UNIQUE ECONOMIC AND POLITICAL RISKS ASSOCIATED WITH INVESTING IN COMPANIES FROM KOREA.
Since early 1997, a number of developments have adversely affected the Korean economy. Some of Korea's recent financial and economic difficulties have included:

..  Exchange  rate  fluctuations;
..  Interest  rate  fluctuations;
..  Reduced  credit  from  foreign  banks;
..  Reduced  liquidity  in  the  economy;
..  Volatile  stock  prices;
.. Reductions in Korea's foreign currency reserves; and .. Higher unemployment.

A 47.5% depreciation in the value of the Won relative to the Dollar during the second half of 1997 led to sharply higher domestic interest rates. Domestic interest rates in Korea, however, declined significantly in the fourth quarter of 1998 and are currently below interest rates which prevailed in Korea before late 1997. If interest rates rise in the future, the debt service costs of Korean borrowers (including VANEX) would increase, which may have an adverse effect on our liquidity and our ability to fund our expected capital expenditures.
According to the Bank of Korea, Korea's gross domestic product decreased by 3.2% in 1998, which reflects the severe financial crisis that most Asian nations were facing at that time. Although the Korean economy has shown signs of recovery, as evidenced by subsequent data and forecasts of the International Monetary Fund and Korea Development Institute, no assurance can be given as to the extent of the economy's improvement or of the continuance of this improvement. Future deterioration of economic conditions in Korea may have an adverse impact on the demand for our products and on our financial condition and results of our operations.

Beginning in mid-1997, the economic difficulties experienced by certain Southeast Asian countries, such as Indonesia, Thailand and Malaysia, exacerbated Korea's economic difficulties. More recently, the continuing weakness of the Japanese economy and the volatility of the Japanese yen against the dollar have increased economic volatility in Asia in general and may hinder Korea's ability to recover from its economic difficulties. Future adverse developments in Southeast Asia, Japan and elsewhere could worsen Korea's economic difficulties by affecting, among other things, Korean financial institutions that have lent to borrowers in such countries, Korean exporters that export to such countries, and Korean companies and financial institutions that rely on credit from Japanese lenders. Any of these developments could adversely affect demand for our products.

OWNERSHIP  OF  SHARES  MAY  BE SUBJECT TO CERTAIN RESTRICTIONS UNDER KOREAN LAW.
Prior to making an investment in 10% or more of the outstanding shares of a Korean company, foreign investors are generally required, under the Foreign Investment Promotion Law of Korea, to submit a report to a Korean bank, pursuant to a delegation by the Ministry of Commerce, Industry and Energy of Korea. Failure to comply with this reporting requirement may result in the imposition of criminal sanctions. Subsequent sales by such investor of its shares in such company will also require a prior report to such bank.


WE MAY NOT BE ABLE TO CONVERT AND REMIT DIVIDENDS IN DOLLARS IF THE GOVERNMENT IMPOSES CERTAIN EMERGENCY MEASURES.
We do not intend to pay dividends on our shares in the foreseeable future. However, if we declare cash dividends, such dividends will be declared in Won. In order for us to pay such dividends outside Korea, such dividends will be converted into Dollars and remitted to the shareholders, subject to certain conditions.

Fluctuations in the exchange rate between the Won and the Dollar will affect, among other things, the amounts a holder of our shares will receive as dividends. Under Korean law, if the Government deems that certain emergency circumstances including, but not limited to, sudden fluctuations in interest rates or exchange rates, extreme difficulty in stabilizing the balance of payments or a substantial disturbance in the Korean financial and capital markets, are possible to occur, it may impose any necessary restrictions such as requiring foreign investors to obtain prior approval from the Ministry of Finance and Economy for the acquisition of Korean securities or for the repatriation of interest, dividends or sales proceeds arising from Korean securities or from disposition of such securities, including our shares. We cannot give any assurance that we can secure such prior approval from the Ministry of Finance and Economy for our payment of dividends to the foreign investors in the future when the Government deems that there are emergency circumstances in the Korean financial markets.

OUR ABILITY TO RAISE MONEY IN EQUITY OFFERINGS MAY BE CONSTRAINED BY THE NEED TO REGISTER THOSE OFFERINGS WITH THE SEC.
The Commercial Code of Korea and our Articles of Incorporation require us, with certain exceptions, to offer shareholders the right to subscribe for new shares in proportion to their existing ownership percentage whenever new shares are issued. We cannot exclude U.S. holders of shares from these offers, and must thus register those offers with the Securities and Exchange Commission. If we cannot, or choose not to, register these offerings, we will be unable to consummate them, which will restrict the range of capital-raising options available to us.

EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS. In the second half of 1997, the value of the Won relative to the Dollar depreciated at an accelerated rate. The noon buying rate as of December 31, 1997 was Won 1,695.0 to US$1.00 compared to Won 890.0 to US$1.00 on June 30, 1997. This represented depreciation in the value of the Won relative to the Dollar of approximately 47.5%. As a result of such sharp depreciation, the Government was forced to effectively suspend its efforts to support the value of the Won, and on December 16, 1997, the Government allowed the Won to float freely. Such depreciation of the Won relative to the Dollar increased the cost of imported goods and services and the Won revenue needed by Korean companies to service foreign currency denominated debt. Since then, however, the Won has appreciated relative to the Dollar and other major foreign currencies. Substantially all of our cash flow is denominated in Won. We are exposed to foreign exchange risk related to foreign exchange payments. Anticipated foreign exchange payments, principally in Dollars, relate primarily to net settlements paid for certain equipment purchased from foreign suppliers. As dividends on our shares, if any, will be declared in Won and converted into Dollars, any depreciation in the value of the Won relative to the Dollar will reduce the value of the dividends received by holders of our shares in the United States.


SHAREHOLDERS  MAY  BE  SUBJECT  TO  KOREAN  CAPITAL  GAINS  TAX.
Under Korean tax law, holders of our shares in the United States will generally be subject to Korean withholding taxes on the capital gains in respect of those shares unless exempted by a relevant tax treaty. Capital gains are currently subject to taxation at a rate equal to the lesser of 27.5% of the gains and 11% of the gross sales proceeds. Korean tax law provides that, in case of transfer of Korean shares, the Korean securities broker-dealer brokering such transfer or, if there is no such securities broker-dealer, the purchaser is required to withhold the relevant Korean capital gains taxes. Because no Korean securities broker-dealer will be acting as withholding agent for capital gains resulting from a transfer of our shares, purchasers will be required to collect and pay taxes on those capital gains unless they can demonstrate that the sellers are residents of countries having a tax treaty with Korea exempting those capital gains from taxation. Purchasers of our shares will not be able to identify the country of residence of the previous owner of the purchased shares and will therefore be liable for the payment of Korean taxes on the capital gains, if any, resulting from their transactions. There is currently no practical means for Korean tax authorities or purchasers of our shares to determine the amount of capital gains, if any, resulting from purchases of our shares. Korea's Ministry of Finance and Economy has announced that it will propose that the National Assembly amend the tax laws to exempt from taxation capital gains earned by non-residents from the sale of our shares. We cannot provide any assurance that the tax law will be so amended or that any resulting exemption will apply to transactions which took place prior to the date of the amendment. See ''Korea Taxation -Taxation of Capital Gains.''

NEW  INVESTORS  MAY  INCUR  IMMEDIATE  AND  SUBSTANTIAL  DILUTION.
The public trading price may be substantially higher than the net tangible book value of the outstanding shares. Purchasers of our shares will therefore experience immediate and substantial dilution in net tangible book value per share. In the future, we also may issue additional stock or warrants to purchase our common stock in connection with our efforts to expand the distribution of our services. Purchasers of our shares could face additional dilution from these possible future transactions.

THE  MARKET  PRICE  AND  TRADING  VOLUME  OF  OUR  STOCK  MAY  BE  VOLATILE.
The market price and trading volume of our shares may be highly volatile. Factors such as variations in our revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving our competitors or price reductions by us, our competitors or providers of alternative services could cause the market price of our shares to fluctuate substantially. In addition, stocks quoted on the Over the Counter Bulletin Board recently have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations will adversely affect the market price of our shares.

FORWARD  LOOKING  STATEMENTS
This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "anticipates", "will", "believes", "plans", "expects", "future", "intends" or similar expressions. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section. You should not place undue reliance on these forward-looking statements.

USE  OF  PROCEEDS

We will not receive any of the proceeds from the sale of the VANEX common stock by the selling shareholders. There will be nil ($0.00) net proceeds to the Company from this offering of our shares. The 6,445,450 shares are being offered for sale to the public by existing Company shareholders. Any proceeds from such sales will belong directly to those selling shareholders.


DETERMINATION  OF  OFFERING  PRICE

This prospectus is solely for the purpose of allowing certain of our shareholders to sell their stock. The selling shareholders may sell their shares when the registration statement becomes effective, or they may elect to sell some or all of their shares at a later date while the registration statement is effective.
The offering price of the common stock being offered by the shareholders has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value for the assets owned by us. We make no representations as to any objectively reasonable value of the common stock. Since we have not retained an underwriter for purposes of this offering, the offering price has not been subject to evaluation by any third party as would be the case in an underwritten offering. Prices for the shares of our common stock after this offering will be determined in the available market and may be influenced by many factors, including the depth and liquidity of the market for our common stock, the industry we operate in as a whole, and general economic and market conditions.


DIVIDEND  POLICY

We intend to retain any earnings for use in our business. We do not intend to pay dividends on our shares for the foreseeable future. Dividends, if any, on the outstanding shares may be recommended by the board of directors and must be approved at our annual general meeting of shareholders. This meeting is generally held in March each year, and any dividend in respect of the preceding year would generally be paid shortly thereafter. The declaration of dividends is subject to the discretion of the shareholders, and consequently, no assurance can be given to the amount of dividends per share or that any such dividends will be declared. Future cash dividends, if any, will also depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as may deem relevant. Loan agreements and contractual arrangements entered into by VANEX may also restrict distributions of dividends.

DILUTION

The shares offered for sale by the selling shareholders are already issued and outstanding and, therefore, do not contribute to dilution.

SELLING  SHAREHOLDERS

The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders prior to the offering, the number of shares of common stock that may be offered for sale pursuant to this prospectus by such selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders after the offering, and the percentage ownership after the offering. The offered shares of common stock may be offered from time to time by each of the selling shareholders named below. (See "Plan of Distribution"). None of the selling shareholders under this prospectus is an affiliate to the Company. None of them is an officer, director or 10% or more shareholder of the Company and none of the selling shareholders is related to another by blood or business. However, the selling shareholders are under no obligation to sell all or any portion of the shares of common stock offered. Neither are the selling shareholders obligated to sell such shares of common stock immediately under this prospectus. Particular selling shareholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because the selling shareholders may sell all or part of the shares of common stock offered hereby, the following table assumes that all shares offered under this prospectus have been sold by the selling shareholders.



NAME & ADDRESS                   NUMBER OF SHARES   PERCENTAGE       NUMBER         NUMBER OF      PERCENTAGE OF
                                   BENEFICIALLY    OF THE CLASS        OF             SHARES         THE CLASS
                                  OWNED PRIOR TO   BENEFICIALLY      SHARES        BENEFICIALLY     BENEFICIALLY
                                   THE OFFERING        OWNED         OFFERED       OWNED AFTER      OWNED AFTER
                                   PRIOR TO THE       TO THE      THE OFFERING*
                                     OFFERING        OFFERING*

Kim, Hoon Sang. . . . . . . . .         1,181,850       9.29%         1,181,850             0              0%
207-1190 Pipeline Rd.
Coquitlam, BC V5B 7TP Canada
Choi, Sun Ju. . . . . . . . . .         1,020,700       8.02%         1,020,700             0              0%
108-601 Ssangyong Apt.,
Sungdong-Gu, Sung-su,
1Ga 2 Dong,Seoul, Korea

Hyun, Hye Sook. . . . . . . . .         1,020,700       8.02%         1,020,700             0              0%
199 KyeSang-Dong,Daegu,Korea

Oh, Seung Hee . . . . . . . . .         1,017,850       8.00%         1,017,850             0              0%
202 Daedong Bld. 1537-2
Seocho dong Seocho gu
Seoul, Korea

Kim, Jae Hyun . . . . . . . . .           604,350       4.75%           604,350             0              0%
#909-3983 East Kent Ave. North
Vancouver, BC V5S4R2 Canada

Yun, Seok Jae . . . . . . . . .           533,500       4.19%           533,500             0              0%
A-501,Chunghak Apt.,62-6, Non
hyun-Dong,Kangnam,Seoul,Korea

Beck, Nam Chul. . . . . . . . .           533,250       4.19%           533,250             0              0%
906-204,Joongsan Maeul,1566-
2,Ilsan-Dong,Ilsan,Koyang,Korea

Hyun, Su Hye. . . . . . . . . .           533,250       4.19%           533,250             0              0%
210-801,Daewoo Apt.,535, Yatap
-Dong,Boondang,Sungnam,Korea

TOTAL . . . . . . . . . . . . .         6,445,450      50.65          6,445,450             0              0%

*  Assumes  the  sale  of  all  offered  shares  of  common  stock  under  this  offering.

PLAN  OF  DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets or exchanges as the common stock may from time to time be trading;
2.  In  privately  negotiated  transactions;
3.  Through  the  writing  of  options  on  the  common  stock;
4.  In  short  sales;  or
5.  In  any  combination  of  these  methods  of  distribution.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the Over-The-Counter Bulletin Board maintained by NASD or another exchange. Although we intend to apply for trading of our common stock on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the Over-The-Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.  The  market  price  of  our  common  stock  prevailing  at the time of sale;
2.  A  price  related  to  such  prevailing market price of our common stock; or
3.  Such  other  price  as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock, estimated to be $42,550.00. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The following table sets forth the estimated expenses, other than the underwriting discounts and commission, payable by the Registrant in connection with the offering described in the Registration Statement
(all  amounts  are  estimated  except  the  SEC  registration  fee):



ITEM                            AMOUNT ($)
                            --------------

SEC Registration Fee          US$50.00
---------------------     --------------
EDGAR Filing Expenses   $     2,000.00
---------------------     --------------
Transfer Agent Fees     $     1,500.00
---------------------     --------------
Legal Fees              $    18,000.00
---------------------     --------------
Accounting Fees         $    15,000.00
---------------------     --------------
Printing Costs           $     3,000.00
---------------------     --------------
Miscellaneous            $     3,000.00
---------------------     --------------
TOTAL                      US$42,550.00
---------------------     --------------


The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:
1. Not engage in any stabilization activities in connection with our common stock;
2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them.
Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.
The offer and sale of the common stock offered under this prospectus will commence after the registration statement that includes this prospectus becomes effective. There are no pre-existing contractual agreements for any person to purchase the shares.

EXCHANGE  RATES

Fluctuation in the exchange rate between the Won and the Dollar will affect the amount of Dollars received in respect of cash dividends or other distributions paid in Won by us, and the Won proceeds received from any sales of, our shares.

The following table sets forth, for the periods and dates indicated, certain information concerning the noon buying rate. No representation is made that the Korean Won amounts referred to herein could have been or could be converted into US dollars at any particular rate, or at all. On December 19, 2003 the noon buying rate was W1,194 to US$1.00.


YEARS  ENDED  DECEMBER  31  (WON  PER  US$1.00)


             YEAR END    AVERAGE RATE(1)    HIGH             LOW
1998        1,206.00    1,367.30            1,812.00        1,196.00
1999        1,136.00    1,188.20            1,243.00        1,125.00
2000        1,267.00    1,140.00            1,267.00        1,106.00
2001        1,313.50    1,293.40            1,369.00        1,234.00
2002        1,186.30    1,242.10            1,332.00        1,161.00

(1) The average of the noon buying rates on the last date of each month (or a portion thereof) during the period.





FOR  EACH  OF  LAST  SIX  MONTH  (WON  PER  US$1.00)

                        High            Low
June 2003             1,203.00       1,185.00
July 2003             1,192.00       1,176.30
August 2003           1,187.90       1,168.00
September 2003        1,178.00       1,150.00
October 2003          1,190.00       1,146.00
November 2003         1,207.00       1,181.00




CAPITALIZATION  &  INDEBTEDNESS

The following table sets forth our capitalization as of December 31, 2002. Our capitalization is presented on an actual basis. You should read this table in conjunction with "Operating and Financial Review and Prospects'' and "Results of Operation" and our financial statements and the notes thereto, included elsewhere in this prospectus.




AS  OF  DECEMBER  31,  2002  AS  ADJUSTED  (AMOUNTS  IN  U.S.  DOLLARS)

Cash and cash equivalents                                                                             $   31,907
Short-term debt obligations                                                                            1,487,905
Long-term debt, less current portion                                                                     607,298
Stockholders' equity:
 Common stock: $0.0762 par value;
 100,000,000 authorized; 12,723,300 shares issued and outstanding on an actual basis,                    971,268
 Additional paid-in capital                                                                              170,540
 Loans to employees to acquire common stock                                                                    0
 Accumulated deficits                                                                                   (323,540)
 Accumulated other comprehensive income (loss)                                                            (8,055)
Total stockholders' equity                                                                            $  810,213


The  Company's  indebtedness  as  of  June  30,  2003  is  as  follows:


                                       19


                                            Long-Term Loan Status
                                            (As of June 30, 2003)


             Source       Date of        Maturity     Interest Rate     Term              Principle
                          Advancement
                         -------------

Kuk-Min    Korea         December     December               3.75 %     Flexible         $  329,431
Bank       Technology   11, 2001      10, 2006                          interest rate,
            Credit                                                      2 years
            Guarantee                                                   interest
            Fund                                                        payments
           (KORTEC)                                                     and 3 years
                                                                        installment
                                                                        repayments
                                                                    ----------------------------
Kuk-Min    KORTEC       January15,   January 14,            3.75 %     Flexible           $  280,100
Bank                      2002          2007                           interest rate,
                                                                       2 years
                                                                       interest
                                                                       payments
                                                                       and 3 years
                                                                       installment
                                                                       repayments
                                                                    ----------------------------
HaNa Bank  Office       December     December               6.30 %     Fixed               $  334,448
           building     28, 2001     27, 2003                          interest rate,
          secured                  (Extended by                        long-term
                                    the bank to                        collateral
                                    the end of
                                    December
                                    2004)
                                    -------------
HaNa Bank  KORTEC       June 28,     June 15,               4.08 %     Fixed                $  571,906
                         2003          2008                            interest rate,
                                                                       2 years
                                                                       interest
                                                                       payments
                                                                       and 3 years
                                                                       installment
                                                                       repayments
                                                                    ----------------------------
Total                                                                                       $1,515,885
---------                                                                                   ----------

KORTEC sources are the loans from a government program, 'Information Technology Promotion Fund', which offers loans to companies with distinguished technologies. The terms of the loans are that companies make interest payments only every three-month for the first two years, and repay principle amounts with interests every six month for the next three years. No collateral or security has been pledged for these loans. KORTEC provided a guarantee to the lenders to facilitate VANEX receiving the loans. Since KORTEC sources are a government program, no fees have been paid for the guarantee.


SELECTED  FINANCIAL  AND  OTHER  DATA

The selected financial and other data set forth below should be read in conjunction with the financial statements of VANEX Co., Ltd., including the notes thereto, and "Operating and Financial Review and Prospects'' and "Plan of Operation" included in this prospectus. The statement of operations data set forth below for the year ended December 31, 2002 and the ten months ended December 31, 2001 and the balance sheet data as of December 31, 2002 and 2001 are derived from the audited financial statements of VANEX included elsewhere in this prospectus, which have been audited by Shinhan Accounting Corporation in Korea (members of the Korean Institute of Certified Public Accountants). Our financial statements are prepared in accordance with accounting principals generally accepted in the United States.


FOR  THE  YEAR  ENDED  DECEMBER  31,  2002
AND  TEN  MONTHS  FROM  FEBRUARY  21,  2001  (INCEPTION)  TO  DECEMBER  31,  2001
(AMOUNTS  IN  U.S.  DOLLARS  EXCEPT  NUMBER  OF  SHARES  AND  PER  SHARE  DATA)
STATEMENTS  OF  OPERATIONS  DATA:

                                                               2002         2001
Revenues:
System integration sales. . . . . . . . . . . . . . . . .  $ 5,268,892   $9,761,958

Cost of providing system integration, including salaries.    5,023,220    9,371,203

Gross profit. . . . . . . . . . . . . . . . . . . . . . .      245,672      390,755
Selling, general and administrative . . . . . . . . . . .      574,181      297,998

Operating income. . . . . . . . . . . . . . . . . . . . .     -328,504       92,757

Other income (deductions):
Interest income . . . . . . . . . . . . . . . . . . . . .       10,251       38,520
Other, net. . . . . . . . . . . . . . . . . . . . . . . .     -131,274       15,217

Income (loss) before income taxes . . . . . . . . . . . .     -470,034      146,494
Income tax expense (recovery) . . . . . . . . . . . . . .      -21,203       21,203
Net Income (loss) . . . . . . . . . . . . . . . . . . . .     -448,831      125,291
Comprehensive income (loss) . . . . . . . . . . . . . . .    ($439,233)  $  107,683

Weighted average number of shares outstanding . . . . . .   12,290,550    7,961,650
Basic and diluted loss per share of common stock. . . . .       ($0.04)  $     0.02



AS  OF  DECEMBER  31,  2002  AND  2001
(AMOUNTS  IN  U.S.  DOLLARS)
BALANCE  SHEET  DATA:


                                                2002        2001
Cash and cash equivalents . . . . . . . .  $   31,907  $  586,047
Working capital . . . . . . . . . . . . .    -658,138     809,504
Total assets. . . . . . . . . . . . . . .   2,146,043   1,904,717
Long-term debt, excluding current portion     607,298     604,492
 Stockholders' equity:. . . . . . . . . .     971,268     765,565
 Common stock 100($0.0762) par value,
Total stockholders' equity. . . . . . . .  $  810,213     873,203

OPERATING  AND  FINANCIAL  REVIEW  AND  PROSPECTS

The following discussion and analysis is based on and should be read in conjunction with the Financial Statements, including the Notes thereto, and other financial information appearing elsewhere herein. The Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. Any discussion regarding the operating and financial results of year 2001 in this section refers to the operating and financial results for the period from the Company's incorporation (inception) on February 21, 2001 to December 31, 2001.

OVERVIEW
VANEX was incorporated on February 21, 2001 under the law of the Republic of Korea under the name of "VANEX CO., LTD." for the purpose of providing multi media system integration services and began its focus on digital broadcasting technologies brought to the Company by Kyu Tae Park, its founder and president. We intend to become a leading provider of multi media systems integration and associated services to the broadcast industry in Korea. VANEX has its registered office and principal place of business at 165-8, LG Palace 5th floor, Dongkyo-Dong, Mapo-Gu, Seoul, Korea, and the telephone and fax numbers are 82-2-6399-6300 and 82-2-6399-6309.

To date, VANEX has constructed a cable TV system, a Dolby system and retransmit system for Korea Digital Broadcasting Ltd., a digital outdoor broadcasting van, and a subway broadcast system. Our services are provided by a team of highly skilled technicians to customers and businesses in Korea and are marketed under the ''VANEX'' brand name. VANEX (Value Added Networking Experts) features broadcast system integration services designed for the digital era, ranging from equipment needs analysis, purchase recommendations, equipment installation, set up and programming to complete system design. We also provide intra-facility data communications services to customers in Korea such as presentation rooms, video-conference system, and video surveillance system. Our goal is to enable broadcasters to integrate and streamline their existing operations, to minimize time to market as businesses absorb new digital broadcast technologies, and to include flexibility as systems expand to exploit new opportunities with a seamless growth in their use of technology.

The Company's principal source of revenue in 2001 and 2002 was the provision of systems integration products and services to the Korean broadcasting industry. Under these contracts, Vanex provides both hardware and software, then integrates the newly acquired hardware and software components into each client's existing systems, and tests the resulting system to ensure that the integrated system functions as required.

Under these contracts, the Company therefore provides: commercial hardware purchased from third party suppliers, commercial software purchased from outside suppliers, integration services of these purchased items and training services, on the newly installed system as a whole, which will enable the Client to operate on their own.

The specifications of each contract are determined by the client. Each contract is unique in terms of the types of products and services to be provided. As a consequence, Vanex does not maintain significant inventories of hardware or software products. Each contract is normally for a price determined at the time the contract is entered into. Contracts can vary in length depending on the complexity of the system to be integrated. Vanex's contracts are normally for a period of less than one year. Contract work is principally performed at each client's place of business.

The Company is providing products and services on a contact basis, which is concerned as a construction type system building. SOP 81-1 indicates that construction-type and certain production type contracts to use the percentage of completion method and the Company believes that it is appropriate to use the percentage of completion method when recognizing revenue.

Our senior management has extensive knowledge and experiences in the system integration industry and is, on a daily basis, tracking the costs to be incurred for each contract. In the event that the clients change their orders, the total contract revenues will be adjusted accordingly through negotiation between both parties and an estimate on the total contract costs will be established in accordance with the clients' requirements.

Historically, our sales have been concentrated among a small number of Korean customers. Three significant customers accounted for revenue of $ 1,988,077, $ 1,435,198 and $ 608,663 in the year ended December 31, 2002. One customer accounted for revenue of $ 9,668,998 in the period ended December 31, 2001. Approximately 91% of the Company's revenue in 2001 was from Korea Digital Broadcasting LtdThe percentage of revenue attributable to Korea Digital Broadcasting Ltd. decreased in 2002 but Korea Digital Broadcasting Ltd. was still the largest customer in 2002, taking 38.86% of the total revenue. Our sales and results of operations have depended in large part on the level of capital expenditures by broadcasting industry and companies, which desire to have the multi media system in place for various purposes.

Systems integration, including software and hardware solutions engineering, account for our revenues in 2001 and 2002. The Company promotes its business using the slogan 'Media System Integration Creating Value' and works with integrators selected by the client. Our revenues in 2001 and 2002 were $9.7 million and US$5.3 million, respectively. In 2002, major telecommunication service providers, including Korea Telecom and SK Telecom, announced that they have plans to establish Digital media centers (DMC) in Korea. Digital media centers include all the systems required for digital communication, broadcasting program production and all the relevant services to provide digital cable broadcasting and multimedia service from one place. During 2002, the marketing activities of Vanex focused on the tenants of these digital media centers as potential customers for the Vanex integration service and solution software. However, the principal digital media center projects have been delayed, and Vanex experienced a decrease in sales revenue in 2002.

Our ability to generate future revenues will be dependent on a number of factors, which are beyond our management's control, such as the general Korean economic condition, the computer service industry trends, development of new technologies and financial or managerial conditions of our customers. Accordingly, we are unable to forecast our revenues with any degree of accuracy. In addition, we currently intend to increase our capital expenditures and our marketing and sales expenditures in order to expand and broaden our client base. To the extent that such expenses are not accompanied or followed by increased revenues, our business, we will experience decreasing net income. See ''Risk Factors" for further discussion.

RECENT  DEVELOPMENTS
Continued  promotion  expenditures  to  develop  new  clients
The Company continues to work with several clients, such as Lycos Cinema and Korean Broadcasting Systems Ltd., among others and is in continued discussions with alternative suppliers of hardware. We continue to seek out new clients and sources of revenue in the development and expansion of our business. However, we cannot provide any assurance that we will be able to negotiate contracts with new clients or to establish lower pricing structures with alternative suppliers. Failure to negotiate new contracts or to reduce hardware costs will result in reduced revenues and adversely affect our results of operations in future periods.

RESULTS  OF  OPERATIONS

Our sales revenue of US$5.3 million in 2002 was a decrease of 46% from our sales revenue of US$9.8 million in 2001. This decrease in sales resulted from the failure in 2002 to obtain system integration service contracts from major broadcasters whom the Company anticipated would conduct major upgrades to their systems as they relocated their premises to the Digital Media Center, the construction of which was delayed.During 2002, the marketing activities of Vanex focused on the broadcast industry tenants in the proposed digital media centers in anticipation of providing Vanex system integration service and solution software. However, the digital media center projects were postponed, the broadcasters did not relocate and upgrade and Vanex experienced a decrease in sales revenue in 2002. The management of Vanex realized that it was necessary to decrease its dependency on ups and downs of system integration markets and some biggest clients. Therefore, Vanex determined to focus more on the system integration services differentiated, from other competitors, with specialized solution software programs and concentrated its efforts on developing the specialized solutions such as Resource Total Management System, Video Total Management System and Customer Total Management System. From sales of Resource Total Management System, Vanex generated revenue of US$169,779 and $212,224 in 2001 and 2002 and US$178,268 from January 1, 2003 to September 30, 2003. The sales revenue for Video Total Management System was US$106,112 in 2002 and US$35,653 as of September 30, 2003. The Customer Total Management System is still in the development and experiment stage. Vanex expects the system will be completed and ready for sale from 2004.

The following table sets forth certain information regarding our financial performance for the year ended December 31, 2002 and for the period from its inception on February 21, 2001 to December 31, 2001.





                                                                             2002          2001
                                                                             ----          ----


                                                  in USD      % of sales     in USD       % of sales
                                                  -----------  ------------  ----------  -----------
Revenue. . . . . . . . . . . . . . . . .   . . .  $5,268,892                $ 9,761,958

Cost of sales. . . . . . . . . . . . . . . . . .   5,023,220         95.34%   9,371,203       96.00%
                                                  -----------  ------------  ----------  -----------

Gross profit . . . . . . . . . . . . . . . . . .     245,672          4.66%     390,755        4.00%
                                                  -----------  ------------  ----------  -----------

Selling and administrative expenses
  Wages and salaries . . . . . . . . . . . . . .     103,410          1.96%      54,297        0.56%
  Employee benefit . . . . . . . . . . . . . . .      32,166          0.61%      24,941        0.26%
  Entertainment. . . . . . . . . . . . . . . . .      46,080          0.87%      29,676        0.30%
  Commission . . . . . . . . . . . . . . . . . .      69,661          1.32%       2,701        0.03%
  Public dues. . . . . . . . . . . . . . . . . .      21,302          0.40%      10,248        0.10%
  Depreciation of property, plant and equipment.      32,892          0.62%      15,105        0.15%
  Research and development . . . . . . . . . . .     129,448          2.46%      83,526        0.86%
  Transportation expenses. . . . . . . . . . . .      69,269          1.31%      17,199        0.18%
  Bad debts. . . . . . . . . . . . . . . . . . .       7,676          0.15%       5,285        0.05%
  Others . . . . . . . . . . . . . . . . . . . .      62,277          1.18%      55,020        0.56%
                                                  -----------  ------------  ----------  -----------
                                                     574,181         10.90%     297,998        3.05%
                                                  -----------  ------------  ----------  -----------

Operating income(loss) . . . . . . . . . . . . .    -328,509         -6.23%      92,757        0.95%
                                                  -----------  ------------  ----------  -----------

Other income(expenses) . . . . . . . . . . . . .    -141,525         -2.69%      53,737        0.55%

Income(loss) before income taxes . . . . . . . .    -470,034         -8.92%     146,494        1.50%
                                                  -----------  ------------  ----------  -----------

Income tax expense(recovery)(Note 10). . . . . .     -21,203         -0.40%      21,203        0.22%
                                                  -----------  ------------  ----------  -----------

Net Income(loss) . . . . . . . . . . . . . . . .   ($448,831)        -8.52%  $  125,291        1.28%
                                                  -----------  ------------  ----------  -----------


     YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE PERIOD FROM ITS INCEPTION ON
                     FEBRUARY 21, 2001 TO DECEMBER 31, 2001

REVENUES

Sales  revenue  for  the year ended December 31, 2002 decreased by approximately
4.5 million dollars, or 46%, to $5,268,892, compared to $9,761,958 for the ten months ended December 31, 2001. During 2002, the marketing activities of Vanex focused on the digital media centers to participate as a provider of system integration service and solution software. However, most of digital media center projects have been delayed, and Vanex experienced decrease in sales revenue in 2002.

COST  OF  SALES

The principal components of cost of sales are acquisition costs of computer software and equipment, labor costs, depreciation expense, initial system investigation expense and outsourced professional fees. Cost of sales for the year ended December 31, 2002 was $5,023,220, which was 46% less than the cost of sales of $9,371,203 for the period from its inception on February 21, 2001 to December 31, 2001.

GROSS  PROFIT

Gross profit decreased to $245,672 for the year ended December 31, 2002 from $390,755 for the period from inception February 21, 2001 to December 31, 2001. However, the gross profit ratio to sales remained steady at 4.7% in 2002 compared to 4.0% in 2001. The gross profit per contract is not fixed and will vary from contract to contract.

SELLING,  GENERAL  AND  ADMINISTRATIVE  EXPENSES

Selling, general and administrative expenses increased by $276,183, or 92.68%, to $574,181 in 2002, from $297,998 in 2001(from February 21, 2001 to December
21,  2001).

Selling, general and administrative expenses increased primarily as a result of the increase in commission and research and development. Commission increased by $66,960, from $2,701 in 2001 to $69,661 in 2002 due to the professional fee paid to financial consulting firms which provide services for listing our common share on Over-the-counter Bulletin Board maintained by NASD. The Company also spent $129,448 for research and development in 2002 in order to develop Video Total Management System (VTMS) as an effort of differentiation strategies taken by the Company.

In addition, salaries increased by $49,113, from $54,297 in 2001 to $103,410 in 2002, primarily due to the changes in composition of employees and due to shorter operating period for 2001. Although the total number of employees of our company has not been changed much in 2002, we newly hired engineers and technicians with more experience in order to provide high quality services to our clients and to stay competitive.

OPERATING  INCOME

Operating loss for the year ended December 31, 2002 was $328,509, which represented a decrease of $421,266 from our operating income of $92,757 for the ten-month period ended December 31, 2001. The decrease in operating income resulted primarily from the decrease in sales revenues. Gross profit from sales decreased from $390,755 in 2001 to $245,672 in 2002, a decline of $145,083.
General selling and administrative expenses increased $276,183 for an overall decline in operating income of $421,266 in 2002 from 2001.


OTHER  INCOME  (EXPENSES)

Other income (expenses) consists primarily of interest income, interest expenses and miscellaneous items. Other income (expenses) decreased by $195,262, to expenses of $141,525 in 2002 from incomes of $53,737 in 2001.

Other income decreased primarily due to a one-time loss of $102,939. During 2002, Vanex advanced $102,939 to Movies Company of Hochiminh City in Vietnam, pursuant to an agreement. Vanex did not fulfill the terms of its agreement and has written off the advanced amount. Movies Company of Hochiminh City is not related to Vanex. According to the investment contract, Vanex was supposed to invest $400,000 by August 20, 2002. The contract also states that if Vanex violates any provisions of the contract or does not continue fulfilling the contract, Vanex is not authorized to take away anything invested in. Since Vanex failed to fulfill its duties as set forth in the investment contract, the contract actually was terminated. Vanex has not received any profit distribution so far and therefore, the investment in this project is considered to be impaired.

Interest income decreased by $28,269, from $38,520 in 2001 to $10,251 in 2002. The main reason for such decrease in interest income was the decrease in the net balance of interest bearing financial instruments. Our balance of cash and cash equivalents and interest-bearing long-term deposits as of December 31, 2001 and 2002 were $594,422 and $70,894, respectively.

Interest expenses increased by $46,420, to $46,625 in 2002 from $205 in 2001. The main reason for the increase in interest expenses was that the Company started, in 2002, to incur interest expenses on long-term borrowings acquired after the inception in 2001. We entered into loan agreements with HaNa Bank on December 28, 2001 and with Kuk-Min Bank on December 11, 2001.Our balance of long-term debts, including a current portion, as of December 31, 2001 and 2002 were $604,497 and $940,520, respectively.

INCOME  TAXES

Under Korean income tax law, the Company may apply net operating losses to reduce taxable income in the two preceding taxation years, resulting in a recovery of income taxes previously paid. Net operating losses may also be carried forward up to five years and may be used to reduce taxable income in those future years.
Due to the provision of Korean income tax law discussed above, income tax of the Company for 2002 resulted in a recovery of $21,203, net of income tax expenses paid for $9,650 in 2002. Therefore, total income tax receivable as of December 31, 2002 includes tax recovery of $21,203 and income tax actually paid for $9,650 during 2002. Income Tax payments are made bi-annually in Korea. The Company made a full annual tax payment in 2001, which is $21,203.
NET  LOSS

Net loss for the year ended December 31, 2002 was $448,831, which was $574,122 less than 2001 when net income was $125,291.

LIQUIDITY  AND  CAPITAL  RESOURCES

The Company's sources of liquidity have historically been debt and equity financing. The Company has had sales revenues since its inception on February 21, 2001 but expanding operations of the Company has required significant amounts of cash. Therefore, the Company has continued to seek additional debt and equity financing opportunities.

Net cash used in operating activities in 2002 was $1,010,278 as compared to net cash used in operating activities of $80,246 in 2001. At the end of 2002, accounts receivable increased by $785,937 over 2001, prepaid expenses increased by $385,376 over 2001, and inventory increased $195,245 over 2001. As well, accounts payable increased by $857,042 over 2001. The overall result was a net decrease in cash of $571,097 plus a loss from operations of $439,181 for a net decrease in cash provided by operations of $1,010,278 during 2002.

Cash and cash equivalents and long-term bank deposits as of December 31, 2002 and 2001 were $70,894 and $594,422, respectively. Of $70,894 cash and cash equivalents and long-term bank deposits as of December 31, 2002, $38,987 is restricted. Of $594,422 cash and cash equivalents and long-term bank deposits as of December 31, 2001, $8,375 is restricted. The duration of the long-term deposits are for twenty years and represents that the funds are restricted.

Cash used in investing activities for the year ended December 31, 2002 and for the period ended December 31, 2001 were $265,731 and $ 686,111, respectively. Cash used in investing activities in 2002 and 2001 was primarily due to acquisition of property, plant and equipment and the write-off of advances to Movies Company of Hochiminh City

Cash provided by financing activities for the year ended December 31, 2002 and for the period ended December 31, 2001 were $712,271 and $1,370,057, respectively. Since our inception, we have met our working capital and other capital requirements principally from private sales of our shares and bank borrowings. We raised from the sales of common stock $376,243 in 2002 and $765,565 in 2001. Proceeds from long-term debt totaled $336,028 in 2002 and $604,492 in 2001 for total long-term debt of $940,520. Out of $940,520,
$333,222, owing to the HaNa Bank, is secured by the Company's land and building, was originally due December 31, 2003, and has been extended to the end of year 2004 by the HaNa Bank. The balance of long-term debt, $607,298, is owing to Kuk-Min Bank. The debt owing to Kuk-Min Bank was guaranteed by Inzi Display Co., Ltd., a former shareholder of the Company, until the end of October 2003, and is now secured by the house of Mr. Kyu-Tae Park, the director, CEO and president of the Company. The annual interest rates of our long-term loans from HaNa Bank and Kuk-Min Bank were, respectively, 6.9 % and 4.82 % in 2002. HaNa Bank, bearing interest at 6.9% per annum, payable quarterly. Kuk-Min Bank, bearing interest at 4.82% per annum, payable quarterly, with principal repayable in three installments of $ 202,432.

The Company is obligated to make the principal payments on its long-term debt in each of the next four fiscal years ended as follows:



  December 31, 2003     (Extended by the bank to December 31, 2004)       $333,222
  December 31, 2004                                                        202,432
  December 31, 2005                                                        202,433
  December 31, 2006                                                        202,433
                                                                          --------

                                                                          $940,520
                                                                          ========

The  accounts  payable  and other accrued liabilities of the Company at December
31,  2002  in  the  amount  of  $1,154,683  are  unsecured.

Capital expenditures on property and equipment in 2002 totaled $132,181. The Company invested a further $129,448 in research and development, which was expensed during the year.

We plan to fund our operations and working capital requirements primarily through long-term borrowings and positive cash flow from our operations. The Company has no immediate plans for capital expenditures. A significant drop in the profitability of our operations could require us to seek additional sources of financing to satisfy our working capital requirements. Plans to satisfy our working capital requirements are as follows:

The Company is currently under negotiations to raise $2,000,000 by issuing new shares of common stock. If the issuance of new shares is realized, the Company will be eligible to issue up to $3,000,000 in convertible bonds funded by Korea Technology Credit Guarantee Fund (KORTEC).

The Company expects to improve its working capital from operations by the launching of a new software package, called 'ez-works', that is used by business to maintain their accounting transactions. Sales of 'ez-works' software packages is estimated to be approximately $1,000,000 during 2004, and 30% of the product sales will be added to the Company's gross profit, according to the Company's own market research.

The recently signed contracts and upcoming new contracts are another source of additional funding for the Company to expand its operations. Following contracts are in the process to be signed by the end of 2003:

          - SK Telecom: Vanex has signed a contract in December 2003 with SK Telecom. Vanex will design and establish the broadband area (a telecommunication system in which information is carried in digital form; broadband includes central monitoring room, input/output link room, editing room, etc.) for Personal Mobile Satellite Broadcasting. This project will enable the service subscribers of SK Telecom to view multimedia contents on their mobile phones through satellite broadcasting. Vanex is expecting approximately $2,300,000 of revenue from this contract;
          - Korea Telecom: In December 2003, Vanex has also signed a contract with Korea Telecom. Vanex will be responsible for Video-On-Demand service system construction and maintenance and provide middleware solution and storage system. Approximately $1,453,000 of revenue will be generated;
          - YTN: Vanex has signed a contract in December 2003 with YTN, a news channel in Korea, to design and construct the broadcasting system in the new building of YTN. Vanex expects to generate approximately $3million of revenue from this contract;
          - Korea Digital Broadcasting: Sports Channel expansion to Soccer and Golf. The contract will be signed before the end of year 2003. Approximately $2,700,000 will be generated;
          - Korea Digital Broadcasting: A regional retransmission service contract will be signed between December 2003 and January 2004. Approximately $10,000,000 will be generated.

A contract for KDB system integration repair and maintenance that will bring in approximately $500,000 of revenue will also be materialized in March 2004. As this repair and maintenance contract is on going service contract, the Company will not only have a stable revenue source but also the revenue will be increased as KDB update its equipment provided by the Company.

No commitments to provide additional funds have been made by management, stockholders or anyone else. The absence of funding would make the successful completion of any of the Phases of the Company's business plan doubtful.

QUALITATIVE  AND  QUANTITATIVE  DISCLOSURES  ABOUT  MARKET  RISK
Market risk generally represents the risk that losses may occur in the value of financial instruments as a result of movements in market rates of interest and foreign exchange. Our primary market risk exposures are to fluctuations in exchange rates and interest rates.

As of December 31, 2002, 100% of our long-term debt (including the current portion thereof) was denominated in Won. As of December 31, 2002, we do not have short-term borrowings. As well, the Company's monetary assets, liabilities and revenues are denominated in Won. Because our primary market is limited to Korea and we only have Korean clientele, we do not have foreign currency risk sensitive instruments unless the business expands to other countries. As a result, changes in the foreign exchange rate between the Won and the Dollar may affect us due to the effect of such changes on the translation from Won to Dollars in the preparation of our U.S.$ denominated financial statements. However, fluctuations in foreign currencies do not have a material impact on our business, results of operations, and financial condition. We do not hold or issue financial instruments for trading purposes.

All of the long-term debts bear interest at fixed rates. The annual interest rates of our long-term loans from HaNa Bank and Kuk-Min Bank were, respectively, fixed at 6.9 % and 4.82 % in 2002. HaNa Bank, bearing interest at 6.9% per annum, payable quarterly, denominated in Korean Won and collaterized by a pledge of building and structure. Kuk-Min Bank, bearing interest at 4.82% per annum, payable quarterly, with principal repayable in three installments of $ 202,432 denominated in Korean Won. Please refer to Note 7 long-term debts in the financial statements on page 62 for the further details. The long-term debts therefore do not expose the Company to interest rate cash flow risk.

INFLATION

We do not consider that inflation in Korea has had a material impact on our results of operations. Inflation in Korea in 1998, 1999, 2000, 2001 and 2002 was 7.5%, 0.8%, 2.3%, 4.1 % and 2.7%, respectively. See ''Risk Factors: There are unique economic and political risks associated with investing in companies from Korea''

RECENT  ACCOUNTING  PRONOUNCEMENTS

In June 2001, The Financial Accounting Standards Board (FASB) approved for issuance of Statement of Financial Accounting Standards (SFAS) No. 143, "asset Retirement Obligations." SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of assets retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosure. SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The provisions of SFAS No. 143 are effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of SFAS 143is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

In June 2002 the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities, except those incurred in connection with a purchase business combination. The standard requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred. The provisions of this standard are effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 will impact the Company's financial statements if and when future restructuring activities occur.

In December 2002 the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" to provide alterative methods for voluntary transition to the fair value based method of accounting for stock-based compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. SFAS No. 148 will impact the Company's financial statements if and when the Company awards stock-based employee compensation.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (" SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The standard became effective for us for contracts entered into or modified after June 30, 2003. We do not expect the adoption of SFAS 149 to have a material impact on our results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability, or an asset in some circumstances. The standard became effective for us for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 had no impact on our results of operations or financial position for the three and six months ending as of June 30, 2003.

BUSINESS

OVERVIEW
Vanex Co., Ltd. was founded in February 2001 under the laws of Republic of Korea with capital of over $800,000. Vanex, the name of the Company stands for Value Added Networking EXperts. With its technology team experienced in media and system integration(1) (system building), Vanex generates revenues from system integration service for digital broadcasting companies.
(1) System integration: assembling many components so that they can work together as a system

Since its incorporation, Vanex has been serving the Korean market. It has been providing customized system integration (system building) service and system integration (system building) consulting service to the Korean broadcasting industry. The Korean broadcasting industry is going through the process of total digitalization. Since 1997, the Korean government has been supporting digitalization of major broadcasting media. The conversion to digital broadcasting in Korea began in the Seoul Metropolitan region in 2001, and the Korean government plans to expand the service to every city and county by 2005. The digital broadcasting industry includes digital terrestrial TV broadcasting, digital satellite broadcasting, digital cable TV, digital radio broadcasting and satellite digital audio broadcasting. The recent introduction and growth of digital broadcasting in Korea has been creating an increasing demand for broadcasting equipment and related services. Korea Digital Broadcasting, the platform operator for satellite TV in Korea, projects purchases of a total of $100 million worth of digital broadcasting systems for satellite broadcasting by 2005. A market research done by Eastern Michigan University estimated the system integration market size for the telecommunication sector at $1,007 million for 2002.

Vanex earned $9,592,179 in 2001 and $4,950,556 in 2002 from providing system integration service to digital broadcasting companies. From sales of Resource Total Management System, Vanex generated revenue of US$169,779 and $212,224 in 2001 and 2002 and US$178,268 from January 1, 2003 to September 30, 2003. The sales revenue for Video Total Management System was US$106,112 in 2002 and US$35,653 as of September 30, 2003. The Customer Total Management System is still in the development and experiment stage. Vanex expects the system will be completed and ready for sale from 2004

The  Company's senior management team once worked for Daewoo Information Systems
(DSI), a wholly owned subsidiary of Daewoo Corporation. Mr. Kyu Tae Park (CEO of Vanex and formerly managing director of DSI), Mr. Hong Cho (Director of Vanex and formerly department manager of DSI) and Mr. Woong Kim (Director of Vanex and formerly assistant department manager of DSI) made contributions to DSI's survival and growth during the economic crisis which started in 1997, particularly by assisting DSI to get major contracts. Mr. Park, Mr. Cho and Mr. Kim worked in a team to get new contracts for digital broadcasting system integration. They got a $3.3 million contract for video-on-demand system integration from Crezio.Com in 1999;and a $9.17million contract for video-on-demand system integration from Watch n Joy in 2000. With their experiences in IT industry, Mr. Park, Mr. Cho and Mr. Kim established Vanex Co., Ltd. in 2001 and the Company has been engaged in different kinds of system integration projects since that date. In May 2001, Vanex signed a contract to build and integrate the digital satellite broadcasting system for the Korea Digital Broadcasting (KDB) and has been providing its services to similar companies.

The Company aims to become the best system integrator and system integration software provider. Now Vanex is intent on entering the North American market and provide its service and products to North American cable TV, satellite TV, web TV, radio and TV broadcasters.

A  brief  history  of  Vanex  follows:




Feb. 2001  Established on February 21, 2001

Apr. 2001  Registered as a broadcasting channel user in Korea

May 2001   Received an order of Skylife project from Korean Digital Broadcasting (KDB)   ($11,547,500)

Jun. 2001  Received orders from Webcast / Taiwan Internet Broadcasting system   ($1,600,000)

Oct. 2001  Selected as a company eligible for the government support by Ministry of Information and Communication

Nov. 2001  Received a distinguished service medal from KDB (Skylife)

                                       30

Nov. 2001  Participated in Korea Digital Satellite Exhibition

Dec. 2001  Selected as one of top ten venture companies by Mun Hwa Ilbo newspaper

Dec. 2001  Integrated Kwang-jin System Operator/Cable TV system    ($833,333)

Jan. 2002  Integrated KDB Dolby system   ($833,333)

Jan. 2002  Integrated Sky KBS digital out-door) van system   ($1,416,667)

Apr. 2002  Participated in Saudi Arabia COMDEX

May 2002   Integrated Cregio.Com's editing room

May 2002   Integrated subway broadcasting (Line 3) system   ($608,333)

Oct. 2002  Integrated Bu-ye Cable TV broadcasting system   ($600,000)

Nov. 2002  Integrated Sang-ju Cable TV broadcasting system   ($700,000)

Dec. 2002  Integrated the Department of Labor statistics system   ($67,500)


INDUSTRY  BACKGROUND
KOREA:  SOFTWARE  AND  THE  COMPUTER  RELATED  SERVICE  INDUSTRY
Software and the computer related service industry has shown substantial growth compared to other technical industries over the past few years in Korea. In 2001, the computer related service industry generated revenue of $8.66 billion and over 70% of this revenue was generated in the system integration (system building) sector. System integration sector showed increase in revenues from $1.07 billion in 1996 to $6.1 billion in 2001. The software industry grew from $823 million in 1996 to $2.9 billion in 2001. (2001 Annual Report on Information and Telecommunication Industry, Korea Association of Information and Telecommunication)

NORTH  AMERICA:  COMPUTER  SYSTEMS  DESIGN  AND  RELATED  SERVICES  INDUSTRY

Vanex sees huge potentials in U.S.A. and Canada and targets to market its services and products in the two countries. 90,776 U.S. companies hired more than 1 million people in the Computer systems design and related services industry in 2000 (US Census Bureau). The U.S. Department of Commerce News released on January 15, 2003 states that the computer systems design and related services industry reported revenues of $184 billion in 2001. Out of the $184 billion, $85.9 billion was generated from computer systems design service, to which system integration belongs. In Canada, the computer system design and related services industry hired 193,892 employees in 2000 (Industry Canada). 43,966 companies generated revenue of approximately Cdn $44 billion (Industry Canada). According to the Information and Communications Technologies Statistical Overview released in November 2002, the service sector is showing the largest growth rate among 3 sectors--manufacturing, wholesaling and service--of the information and communication technologies industry.

PRODUCTS  AND  SERVICES

SYSTEM  INTEGRATION  SERVICE  AND  SYSTEM  INTEGRATION  CONSULTING  SERVICE
The Company provides system integration(system building) services to digital broadcasting companies as required by the customers' specific needs. A system integrator is a design/build firm that creates the concept of the system, installs the technology and provides ongoing support. The Company produces proposals of system design, supplies equipment including hardware and software, makes sure it is installed correctly, and provides maintenance and supports for the system afterwards. The client will not need to finger-point if it becomes apparent that modifications are necessary to the newly installed and/or to the existing system in order for the system as a whole to function at its best condition.

The Company is specialized in providing customers with services for totally integrated broadcasting systems, from consulting and project management; system design and engineering; equipment specification, procurement and installation; plus maintenance, support and training. Vanex's system integration services enable the broadcasting company to operate, control and monitor various equipments or components from different manufacturers and with different features.

The Company's system integration service begins by sitting down with clients and determining their needs. The Company has relationships with many equipment manufacturers. Once a proposal is approved by the client, the Company makes the equipment purchase. Once the integrity of the product is established, we transport the equipment to the client site and install it. Finally, it tests all the systems and does a final walk-through with the client, followed by thorough training on all systems once the system is up and running.

The Company is currently marketing its services to the following companies: TV and radio broadcasting companies; satellite broadcasting companies; cable TV companies; contents and service provider with emphasis on the internet broadcasting; education center and individual companies which want to establish intra-company broadcasting system.

SYSTEM  INTEGRATION  SOFTWARE
In addition to system integration service and consulting service, the Company has developed its own software to aid the seamless integration of network devices and equipment. Vanex has three major software: RTMS (Resource Total Management System), VTMS (Video Total Management System), and CTMS (Contents Total Management System). Currently, none of the software is separately sold in Korea. Vanex includes the software in the system integration service to use in the process of integration, but plans to customize the software and sell as separate products in the North American market.

RTMS (RESOURCE TOTAL MANAGEMENT SYSTEM) enables the system administrator to easily monitor the performances and status of the various kinds of broadcasting equipments. RTMS identifies and communicates with a host of different broadcasting equipments to ensure maximum performance through its remote monitoring and administration capability. RTMS has features such as: real time alarm reporting and monitoring, real time specific equipment identification and problem analysis, support for various clients and different protocols (1), and simplified multi-platform and systems administration.
(1) protocols: standard procedure for regulating data transmission between computers.

VTMS(VIDEO TOTAL MANAGEMENT SYSTEM) provides a link between the comprehensive interface between video servers and set top boxes. VTMS provides video service at the request of the administration and contains all the functions required in digital TV/interactive TV (1) environments (e.g. JAVA, HTML, graphics management, network monitoring, etc.) for the fast interpretation of the delivered media. The system supports high quality video service and a variety of contents.

CTMS (CONTENTS TOTAL MANAGEMENT SYSTEM) collects and manages media contents, which are offered by content providers. CTMS is able to simultaneously collect and distribute media contents from or to more than one content provider. CTMS is comprised of three components; (a) contents manager, (b) content provider manager and (c) subscriber manager. The contents manager part of CTMS manages physical contents file, meta-data (1), and billing information. The content provider manager manages subscriber log, billing and other subscriber information, and subscriber manager part provides billing solutions, which reflect various price plans.
(1) Meta-data: Data about data; for example, tags that indicate the subject of a WWW document.

SALES  AND  MARKETING  STRATEGY

SYSTEM  INTEGRATION
Based on its successful completion of transmission area of Skylife project which made possible digital satellite broadcasting of over 140 channels in Korea, initiated by Korea Digital Broadcasting Ltd. (KDB), Vanex will continue to market its system integration service to companies with multi-media needs. The directors of Vanex have experiences in this industry and have established their own networks and clientele. The Company will fully utilize these networks and clientele in order to achieve its goals. Vanex will develop total package products including system integration service, software as well as further maintenance consulting. In this way, Vanex will increase market acceptance of its products and services in the Korean market.

For its business in the North American market, Vanex intends to establish an office in Vancouver, B.C., Canada during the 3rd quarter of 2003 to serve as a base for their entry into the North American market. The Vancouver office will collect the North American market information, establish and execute marketing strategies. Vanex will participate in various exhibitions to increase public awareness of its brand in the North American market. Vanex will also try to develop strategic relationship with other system integrators in North America so that Vanex can have an opportunity to develop joint projects with them or sell its software to them. Vanex's marketing activities will also include the distribution of sales and product literature, operation of a web site, advertising in trade journals and catalogs, direct marketing and ongoing communications with its customers, the press and industry analysts.

BUSINESS  SOLUTION  SOFTWARE
The marketing of Vanex's solutions will be focused on the North American market. In the Korean market, solutions will be included in the package products and sold along with Vanex's system integration services. In the North American market, Vanex will customize its software in accordance with the customers' specific needs and sell the software as separate products.

In order to market its software-RTMS, VTMS, and CTMS--in North America, the Company plans to update information of the broadcasting equipment by performing continuous testing and experimentation and, therefore, increases the product's competitive advantage. Vanex also plans to register with the US Broadcasting Association within 2003 and participate in numerous North American and global exhibitions (ex. COMDEX, NAB, InfoComm, ShowBiz Expo). Vanex has already attended the National Association of Broadcasting (NAB) exhibition, which was held from April 7th until April 18th, 2003. Many North American broadcasting companies and contents providers showed their interests in Vanex's products and services.

COMPETITION
Currently, there is no one dominant company providing system integration service (system building service) and similar products as Vanex in the Korean market. The following are some of the major competitors:

SUNKYUNG C&C, with 46 employees, is specializing in system integration, network integration, integration consulting, system management and software development. Sunkyung C&C has business partner relationships with Adobe Korea, SK Global, Samsung SDS and Ahnlab, Inc.
SAMSUNG SDS is providing system integration services, consulting services, software development and IT training. With about 7,000 employees in Korean and overseas, Samsung SDS generated revenue of over $1 billion in year 2002.

These competitors have more employees and better financial structure than Vanex. However, Vanex is ahead of these competitors in terms of software development. While most of these competitors use imported software to integrate(build) systems, Vanex has developed its own software, such as CTMS, RTMS or VTMS. So far, Vanex has rather included its software products in system integration (building) service than selling them separately to present its software and increase competitiveness against the competitors who are selling their software products separately. None of these competitors set up contractual relationship with any of your potential customers.

In the North American market, Vanex's competitors are generally small regionally focused companies. However, there are a growing number of new entrants in the broadcasting systems integration market world-wide as a function of the increasing reliance businesses have on integration service providers who are familiar with their information technology requirements and can provide value-added services such as design, project management, installation and product service.

MCSI "MEDIA CONSULTANTS SYSTEMS INTEGRATORS," are a provider of integrated technical services and audio-visual presentation, broadcast and computer technology products and services. Technical convergence of audio, data, visual communications and computer network systems has created the need for sophisticated providers of these products with the ability to design, source, install and service complex problems encountered in the industry. LIBERTY LIVEWIRE CORPORATION, provides technical and creative services to the entertainment industry. Clients include the major motion picture studios, independent producers, broadcast networks, cable channels, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports and advertising content. Clients are offered a range of services, from image capture to distribution of the final product.
DIGITAL GENERATIONS SYSTEMS, INC. ("DGS"), together with its wholly owned subsidiary StarGuide Digital Networks, Inc. ("StarGuide"), offers a suite of digital technology products and services. Through the DGS Network Operation Center ("NOC") located in Dallas, Texas, it delivers audio, video, image and data content for the advertising and broadcast industries. Through StarGuide, DGS develops and sells proprietary digital software, hardware and communications technology, including various satellite receivers, audio compression codes and software to operate integrated digital multimedia networks, and offers related engineering consulting services.
ORCA INTERACTIVE LTD. develops and markets solutions for commercial interactive TV, which are similar to Vanex solutions. Orca's software products address the needs of movie-on-demand providers, broadcasters, cable operators, content providers and Internet service providers. ORCA Interactive Ltd. is currently the only middleware solution provider in the North American market.

RELATED  PARTY  TRANSACTIONS
No director, executive officer or nominee thereof of Vanex and no owner of five percent or more of Vanex's outstanding shares or any member of their immediate family has entered into or proposed any transaction with Vanex in which the amount involved exceeds $60,000.

INTELLECTUAL  PROPERTY
Vanex has proprietary system integration technology and business solution software. Vanex holds no patents and has not as yet applied for any patents and holds no other registered proprietary knowledge or assets, though.

EMPLOYEES
We currently have 16 employees: 4 employees for management; 5 employees for the media business division; 5 employees for the solution development division; and 2 employees for administration. Vanex expects to additionally engage more staffs in the area of sales and marketing. We expect our labor relations to be good. None of our employees are covered by a collective bargaining agreement.

FACILITIES
The Company has established its head office at LG Palace 5F Dongkyo-Dong Mapo-Gu Seoul, Korea and the Company owns the current facilities. The Company intends to establish an office in Vancouver to serve as a base for their entry into the North American market. Currently there are 16 people working at the head office.

LITIGATION
We  are  not  party  to  any  material  legal  proceedings.

MANAGEMENT

DIRECTORS  AND  EXECUTIVE  OFFICERS
As of December 10, 2003, the current board of directors and senior executive officers (whose business addresses are at LG Palace 5F Dongkyo-Dong Mapo-Gu Seoul, Korea) are as follows:




NAME           AGE      YEAR APPOINTED   OFFICE HELD
Kyu-Tae Park.   42    2001               Director, Chief Executive Officer and President
Hong Cho. . .   39    2003               Director
Woong Kim . .   38    2003               Director, Vice President of Business Planning and Solution Marketing
Jae-Soo Kim .   41    2003               Managing Director
Hee Ihn Kim .   45    2001               Formal Director (Resigned on March 31, 2003)
Kwang Woo Lee   47    2001               Formal Director (Resigned on March 31, 2003)


Mr. Kyu-Tae Park has served as a director and president of VANEX since inception February 21, 2001, and was appointed as Chief Executive at inception of the Company. He graduated from Navy Military Academy (1979~1982) and completed a doctorate program in Computing Department at Soongshil University (1994~1997). After being discharged from army as a navy captain (1983~1988), he worked at Gumsung Information Communication (1989~1991), Buddhist Broadcasting
(1991~1996), Incheon Broadcasting (1996~1998), and Daewoo Information System (1998~2000).

While working for newly established Incheon Broadcasting, Mr. Park acquired the right to broadcast the local government heads voting from the government and directed the real-time broadcasting of polls and the editing system. He broadcasted the accurate status of polls and faster than other broadcasting companies, and he was awarded for his accomplishment by the president of Korea. While at Daewoo Information System, he acted as a project manager of planning, designing and installing the multicast Internet broadcasting systems for nation-wide clients. While at Vanex, he led the baseband area (including central monitoring room, input/output link room, server room, editing room, etc.) of Korea Digital Broadcasting Ltd.'s satellite broadcasting system project in 2001 and successfully competed the project.

Mr. Hong Cho has served as a director of VANEX since March 31, 2003 and also acted as a vice president of sales and marketing of Vanex from inception of the Company until June 20, 2003. He graduated from Electronic Engineering Department of Yonsei University (1982~1985) and worked for Daewoo Co., Ltd.(1986~1998) and Daewoo Information System (1998~2000). While working at the Screen Business Division of Daewoo Co. for about 10 years, Mr. Cho managed various types of broadcasting related work. Especially, his forte is experienced in integrating broadcasting system. While acting as a vice president of sales and marketing of Vanex, Mr. Cho delivered consulting and engineering service for establishment of broadcasting-related systems for Vanex's clients.

Mr. Woong Kim has served as a director of VANEX since March 31, 2003 and has been responsible for business planning and solution marketing from inception of the Company. He graduated from Computing Department of Ajou University (1983~1990) and worked for Daewoo Information System (1991~2000). While working for Daewoo Information System Co., he worked on several projects related to software, such as a company resource planning system, billing system, Internet broadcasting system and a network management system. Currently, he serves as a vice president of business planning and solution marketing of Vanex Co., Ltd.

Mr. Jae Soo Kim has recently joined the Company as a managing director. He graduated from Seoul National University with a bachelor degree in computer engineering and has been responsible for system design and integration for several information communication companies, including LG Telecommunication(1983-1987), Korea PC Communication Research Institute(1992-1994), Jungwon System (1995-1996), and CRM Tech (1997-2003).
Since he joined the Company in 2003, he has been managing projects and supervising solution development as a managing director. Specifically, he plans, administers and controls budgets for projects and interviews, hires and oversees training for staff. Even though he is not experienced in management, from his 12 years experience in actual system integration projects Mr. Kim has gained an oversight and knowledge on how to manage projects and staff involved in such projects.

BOARD  OF  DIRECTORS
The board of directors has the ultimate responsibility for the administration of the affairs of VANEX. Our Articles of Incorporation, as currently in effect, provide for a board of directors which is comprised of standing directors and non-standing directors including independent directors. Under our Articles of Incorporation, all directors serve a three year term but may be extended to the close of the ordinary general meeting shareholders convened with respect to the last fiscal year which ends on or before the date three years from the date of acceptance of office by such director. The date of expiration of the current terms of office for our executive officers and directors are as follows:



Name                                         Titles                                         Date of Expiration
Kyu-Tae Park  Director, Chief Executive Officer and President                                      Sep.6, 2004
Hong Cho      Director                                                                          March 30, 2006
Woong Kim     Director, Vice President of Business Planning and Solution Marketing  March 30, 2006
Jae-Soo Kim   Managing Director                                                                  March 1, 2006



Our Articles of Incorporation provide for a board of directors of not less than five directors and not more than fifteen directors. It is expected that all current directors will continue to serve after this offering. The directors are elected at a general meeting of shareholders by a majority of vote of the shareholders present or represented, subject to such majority of at least one-quarter of all issued and outstanding shares having voting rights. The board of directors elects one Representative Director from the standing directors. The board of directors maintains an Audit Committee to ensure the impartial supervision of our business operations. Independent directors must comprise a majority of the members of the Audit Committee. The Audit Committee may examine in advance the materials required to be submitted by VANEX to the independent auditors or other related institutions pursuant to applicable laws, and may review the independent auditor's reports or other documents which are intended to be submitted to VANEX by such independent auditor or other persons. The Audit Committee also reviews matters which may result in the conflict of interests between VANEX and our officers or employees.

INDEPENDENT  DIRECTORS

Currently, none serves on the board as an independent director. We intend to appoint one additional independent director within 90 days following this offering.

EXECUTIVE  COMPENSATION
In 2002, we paid compensation to our executive officers as follows: $55,793 to Mr. Kyu Tae Park, $47,340 to Mr. Hong Cho; and $41,865 to Mr. Woong Kim. The aggregate amount of compensation during fiscal year 2002 to our directors and officers as a group equals to U.S.$144,998. The amount of retirement and severance benefits accrued for our executive officers and directors in 2002 was U.S.$8,695. There were no pension, retirement or other similar benefits set aside for our executive officers and directors in 2002.

STOCK  OPTION  PLAN
Under the Company's Articles of Incorporation, the Company may grant options for the purchase of shares to certain qualified officers and employees. Set forth below are the details of our stock option plan as currently contained in our Articles of Incorporation (the ''Stock Option Plan").
In order to qualify for participation in the Stock Option Plan, officers and employees must have contributed to, or be expected to contribute to, the establishment, development or technological innovation of VANEX. Notwithstanding the foregoing, shareholders meeting the following criteria shall not be eligible to receive options under the Stock Option Plan; (i) our largest shareholder,
(ii) a holder of 10% or more of our shares outstanding, or (iii) a shareholder who would own 10% or more of our shares upon exercise of options granted under the Stock Option Plan.
The specific terms and conditions of options granted under the Stock Option Plan shall be approved at a duly convened shareholders' meeting. Under our Articles of Incorporation, stock options shall be offered through (i) issuance of new shares, or (ii) payment in cash of the difference between the market price of our shares and the option exercise price.

.. The maximum aggregate number of our shares available for issuance under the Stock Option Plan shall not exceed 15% of the total number of our shares outstanding.
.. Options granted under the Stock Option Plan will have a minimum exercise price equal to the three month average market closing price for our shares prior to the shareholders' meeting at which the grant of options under the Stock Option Plan is approved; provided, that if there is no such market closing price for our shares prior to our shareholders' resolution, the minimum exercise price will be the price for our shares in this offering; provided further, that the option exercise price shall not be less than the par value of our shares. .. Stock options granted under the Stock Option Plan may be exercised after the third anniversary date of the shareholders' meeting at which the grant of options under the Stock Option Plan is approved but prior to the seventh anniversary date thereof, unless otherwise revoked by the board of directors.
The board of directors may revoke stock options granted under the Stock Option Plan if (i) a beneficiary resigns prior to the exercise of the options, (ii) the beneficiary causes significant loss to us by his or her negligence or willful misconduct, or (iii) an event of termination specified in the Stock
Option  Plan  occurs.

PRINCIPAL  SHAREHOLDERS

The following table sets forth, as of July 1, 2003, our outstanding common stock owned of record or beneficially by each executive officer and director and by each person who owned of record, or was known by us to own beneficially, more than 5% of our common stock, and the shareholdings of all executive officers and directors as a group. As of July 1, 2003, we had 12,723,300 shares of common stock issued and outstanding. All shares set forth in the following table are held directly and each shareholder has sole voting and investment power concerning their shares.



NAME                                               SHARES OWNED           PERCENTAGE OF SHARES OWNED

Park, Kyu Tae (President and CEO)                   3,223,300                        25.3%

Cho, Hong (Director)                                   74,500                         0.6%

Kim, Woong (Director)                                  74,500                         0.6%

Delaware Media Inc.                                 2,554,550                        20.1%

Kim, Hoon Sang                                      1,181,850                         9.3%

Choi, Sun Ju                                        1,020,700                         8.0%

Hyun, Hye Sook                                      1,020,700                         8.0%

Oh, Seung Hee                                       1,017,850                         8.0%

Directors and Executive Officers as a group         3,372,300                        26.5%


DESCRIPTION  OF  SHARE  CAPITAL

Set forth below is information relating to our shares, including brief summaries of certain provisions of our Articles of Incorporation, the Commercial Code of Korea, and certain related laws of Korea, all as currently in effect. The following summaries do not purport to be complete and are subject to our Articles of Incorporation and the applicable provisions of such laws.

GENERAL
As of the date hereof, our authorized share capital is 100,000,000 shares, which consists of our common shares. Under our Articles of Incorporation, we have as of the dated hereof, 12,723,300shares were issued and outstanding. All of our issued and outstanding shares have a par value of $0.0762 per share, are fully paid and non-assessable, and are in registered form. Our authorized but unissued share capital consists of 87,276,700 shares. We may issue additional shares without further shareholder approval as provided in our Articles of Incorporation

DIVIDENDS
Dividends are distributed to shareholders in proportion to the number of shares of capital stock owned by each shareholder following approval by the shareholders at a general meeting of shareholders. Under the Commercial Code and our Articles of Incorporation, we will pay, to the extent declared, full annual dividends on newly issued shares.

We declare our dividend annually (''annual dividend'') at the annual general meeting of shareholders which is held within three months after the end of the fiscal year. Shortly after the annual general meeting, the annual dividend is paid to the shareholders of record as of the end of the preceding fiscal year. Annual dividends may be distributed either in cash or in shares provided that shares must be distributed at par value and dividends in shares may not exceed one-half of the annual dividend. Under the Commercial Code and our Articles of Incorporation, we do not have an obligation to pay any annual dividend unclaimed for five years from the payment date.
The Commercial Code provides that a company shall not pay an annual dividend unless it has set aside in its legal reserve an amount equal to at least one-tenth of the cash portion of such annual dividend or has a legal reserve of not less than one-half of its stated capital. The Commercial Code also provides that a company may pay an annual dividend out of the excess of its net assets over the sum of (i) its stated capital, (ii) the aggregate amount of its capital surplus reserve and legal reserve which have been accumulated up to the end of the relevant dividend period and (iii) the legal reserve to be set aside in respect of such annual dividend. Such reserves are not available for payment of cash dividends but may be transferred to capital stock or used to reduce an accumulated deficit through a shareholders action.

DISTRIBUTION  OF  FREE  SHARES
In addition to dividends in the form of shares to be paid out of retained or current earnings, the Commercial Code permits a company to distribute to its shareholders an amount transferred from the capital surplus or legal reserve to stated capital in the form of free shares. Such distribution must be made pro rata.

PREEMPTIVE  RIGHTS  AND  ISSUANCE  OF  ADDITIONAL  SHARES
The authorized but unissued shares may be issued at such times and, unless otherwise provided in the Commercial Code, upon such terms as the board of directors of a company may determine. The new shares must be offered on uniform terms to all shareholders who have preemptive rights and who are listed on the shareholders' register as of the record date. Our shareholders are entitled to subscribe for any newly issued shares in proportion to their existing shareholdings, provided that pursuant to the Articles of Incorporation, new shares that are (i) issued by public offering in accordance with the Securities and Exchange Law of Korea, (ii) represented by depositary receipts, (iii) issued to foreigners in accordance with the Foreign Investment Promotion Law of Korea within 33% of the total number of shares outstanding, (iv) issued to our employee stock ownership association up to 20% of the newly issued shares (to the extent the total number of shares so subscribed and held by the members of the employee stock ownership association does not exceed 20% of the total number of shares), (v) issued outside of Korea for listing on a foreign stock exchange or foreign securities market trading securities by means of an electronic or a quotation system, (vi) issued according to a stock option plan, (vii) issued to a domestic corporation having a strategic relationship with us in connection with our management or technology up to 5% of the total number of issued and outstanding shares after such issuance, (viii) issued as consideration for the acquisition of the stock or assets of another company up to less than 20% of the total number of issued and outstanding shares or (ix) issued through general public offering in accordance with the Securities and Exchange Law of Korea may be issued pursuant to a resolution of the board of directors to persons other than existing shareholders. Under the Commercial Code, a company may vary, without shareholder approval, the terms of such preemptive rights for different classes of shares. Public notice of the preemptive rights to new shares and the transferability thereof must be given not less than two weeks (excluding the period during which the shareholders' register is closed) prior to the record date. We will notify the shareholders who are entitled to subscribe for newly issued shares of the deadline for subscription at least two weeks prior to such deadline. If a shareholder fails to subscribe on or before such deadline, such shareholder's preemptive rights will lapse. The board of directors may determine how to distribute shares in respect of which preemptive rights have not been exercised or where fractions of shares occur.

GENERAL  MEETING  OF  SHAREHOLDERS
Under the Commercial Code, the ordinary general meeting of shareholders is held within three months after the end of each fiscal year and, subject to board resolution or court approval, an extraordinary general meeting of shareholders may be held as necessary or at the request of holders of an aggregate of 3% or more of the outstanding shares of a company or at the request of the company's statutory auditor. Under the Commercial Code, written notices setting forth the date, place and agenda of the meeting must be given to shareholders at least two weeks prior to the date of the general meeting of shareholders. Currently, we use The Korea Economic Daily for the purpose of providing public notices. Shareholders not on the shareholders' register as of the record date are not entitled to receive notice of the general meeting of shareholders or attend or vote at such meeting. Such notices to U.S. shareholders will be forwarded via mail to the address of record. The agenda of the general meeting of shareholders is determined at the meeting of the board of directors. In addition, shareholders holding an aggregate of 3% or more of the outstanding shares may propose an agenda for the general meeting of shareholders. Such proposal should be made in writing at least six weeks prior to the meeting. The board of directors may decline such proposal if it is in violation of the relevant laws and regulations or our Articles of Incorporation. The general meeting of shareholders is held at our headquarters in Seoul, or, if necessary, may be held anywhere in the vicinity of our headquarters.

VOTING  RIGHTS
Holders of our shares are entitled to one vote for each share, except that voting rights with respect to shares held by us and shares held by a corporate shareholder, more than one-tenth of whose outstanding capital stock is directly or indirectly owned by us, may not be exercised. Cumulative voting is precluded in our Articles of Incorporation. Under the Commercial Code for the purpose of electing our statutory auditors, a shareholder holding more than 3% of the total shares may not exercise voting rights with respect to such shares in excess of such 3% limit. The Commercial Code also provides that in order to amend our Articles of Incorporation (which is required for any change to our authorized share capital) and for certain other instances, including removal of any of our directors and statutory auditor, dissolution, merger or consolidation, transfer of the whole or a significant part of our business, acquisition of all of the business of any other company or issuance of new shares at a price lower than their par value, an approval from holders of at least two-thirds of those shares present or represented at such meeting is required, provided that, such super-majority also represents at least one-third of the total issued and outstanding shares. A shareholder may exercise his voting rights by proxy given to any person. The proxy must present a document evidencing the power of attorney prior to the start of the general meeting of shareholders.

LIMITATION  ON  SHAREHOLDINGS
Holdings of our shares are subject to restrictions as set forth in ''Korean Foreign Exchange Controls and Securities Regulations.''

REGISTRATION  OF  SHAREHOLDERS  AND  RECORD  DATES
The Pacific Corporate Trust Company will be our transfer agent. They will maintain the register of shareholders and register transfers of registered shares traded in accordance with the Fast Automated Securities Transfer (''FAST'') arrangement with The Depository Trust Company, which provides clearance and settlement in connection with transfers in the U.S. The registered owner of the shares will be Cede & Co., a nominee of The Depository Trust Company.
For the purpose of determining the holders of our shares entitled to annual dividends, the register of shareholders is closed for a period following
December 31 and ending on the close of the ordinary general shareholders' meeting for such fiscal year. The record date for annual dividends is December
31. Further, the Commercial Code and our Articles of Incorporation permit us upon at least two weeks' public notice to set a record date and/or close the register of shareholders for not more than three months for the purpose of determining the shareholders entitled to certain rights pertaining to our shares. The trading of our shares and the delivery of certificates in respect thereof may continue while the register of shareholders is closed.

ANNUAL  AND  PERIODIC  REPORTS
At least one week prior to the annual general meeting of shareholders, our annual report and audited financial statements must be made available for inspection at our principal office and at all branch offices. Copies of annual reports, the audited financial statements and any resolutions adopted at the general meeting of shareholders will be available to our shareholders. In addition, we will dispatch the copies of our financial statements and business report to our shareholders at least two (2) weeks prior to the date of the annual general meeting of shareholders, and we will make available the copies of our semi-annual or quarterly reports submitted to the SEC or the NASD to our shareholders within two (2) weeks from the submission of such report to the SEC or the NASD.

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

TRANSFER  OF  SHARES
Under the Commercial Code, the transfer of shares is effected by delivery of share certificates but, in order to assert shareholder's rights against VANEX, the transferee must have his name and address registered on the register of shareholders. For this purpose, shareholders are required to file their name, address and seal or specimen signature with us. Under the regulations of the Financial Supervisory Commission of Korea, nonresident shareholders may appoint a standing proxy and may not allow any person other than such standing proxy to exercise rights regarding the acquired shares or perform any task related thereto on his behalf, subject to certain exceptions. Under current Korean regulations, securities companies and banks in Korea (including licensed branches of non-Korean securities companies and banks), investment management companies in Korea, internationally recognized foreign custodians and the Korea Securities Depository are authorized to act as agents and provide related services. Certain foreign exchange controls and securities regulations apply to the transfer of our shares by non-residents or non-Korean.

ACQUISITION  BY  THE  COMPANY  OF  SHARES
We generally may not acquire our own shares except in certain limited circumstances, including, without limitation, a reduction in capital. Under the Commercial Code, except in case of a reduction in capital, any of our own shares acquired by us must be sold or otherwise transferred to a third party within a reasonable time.

LIQUIDATION  RIGHTS
In the event of a liquidation of VANEX, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed among shareholders in proportion to the number of our shares held.

INSPECTION  OF  BOOKS  AND  RECORDS
Under the Commercial Code, any individual shareholder or shareholders having at least 3% of all outstanding shares (irrespective of voting or non-voting shares) of a Korean corporation may inspect books and records of the corporation.

SHARES  ELIGIBLE  FOR  FUTURE  SALE
Prior to this offering, there has been no market for our shares, and a significant public market for our shares might not develop or be sustained after this offering. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options and warrants) in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities.

Upon completion of this offering, we will have 12,723,300 shares outstanding. Of these shares, the 6,445,450 shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our ''affiliates'' as that term is defined in Rule 144 under the Securities Act. Of the remaining 6,277,850 shares outstanding, none will be freely tradable without restriction under the Securities Act immediately following the offering, and the remaining 6,277,850 shares, which are held by certain holders of 1% or more of our shares outstanding as of the date hereof, or otherwise by our directors and executive officers. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including a person who may be deemed an affiliate of VANEX, would be entitled to sell within any three month period a number of our shares that does not exceed the greater of (i) 1% of the number of our shares then outstanding (which will equal approximately 127,233 shares immediately after this offering or (ii) the average weekly trading volume of our shares on the NASD OTC BB during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to

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

certain manner of sale provisions and notice requirements and to the availability of current public information about VANEX. Under 144(k), a person who is not deemed to have been an affiliate of VANEX at any time during the three months preceding a sale, and who has beneficially owned our shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
Any sale of our shares by a Korean holder would also require satisfactory fulfillment of certain requirements under Korean law and regulation, including a report filed to The Bank of Korea by the prospective purchaser who is a non-resident of Korea and an approval from the Governor of the Financial Supervisory Service exempting the shares to be sold from the Korean law requirement to deposit the shares with the Korea Securities Depository. The ability of prospective sellers of our shares to obtain such regulatory approval and the timing in which such approval will take place are uncertain.

KOREAN  FOREIGN  EXCHANGE  CONTROLS  AND  SECURITIES  REGULATIONS

GENERAL
The Foreign Exchange Transaction Law of Korea and the Presidential Decree and regulations established there under (collectively the ''Foreign Exchange Transaction Laws'') regulate investment in Korean securities by non-residents and issuance of securities outside Korea by Korean companies. Under the Foreign Exchange Transaction Laws, non-residents may invest in Korean securities only to the extent specifically allowed by such laws or otherwise permitted by the Ministry of Finance and Economy. The Financial Supervisory Commission also has adopted, pursuant to the delegated authority under the Securities and Exchange Law of Korea, regulations that restrict investment by foreigners in Korean securities and regulate issuance of securities outside Korea by Korean companies.
Under the Foreign Exchange Transaction Laws, if the Government deems that certain emergency circumstances are likely to occur, it may impose any necessary restrictions such as requiring foreign investors to obtain prior approval from the Ministry of Finance and Economy for the acquisition of Korean securities or for the repatriation of interest, dividends or sales proceeds arising from Korean securities or from disposition of such securities. Such emergency circumstances include sudden fluctuations in interest rates or exchange rates, extreme difficulty in stabilizing the balance of payments or a substantial disturbance in the Korean financial and capital markets.

GOVERNMENT  REPORTING  REQUIREMENTS
In order for us to issue our shares outside of Korea, we are required to file a prior report of such issuance with the Ministry of Finance and Economy. No further approval from the Government is necessary for the initial offering and issuance of our shares. Furthermore, prior to making an investment to 10% or more of the outstanding shares of a Korean company, foreign investors are generally required under the Foreign Investment Promotion Law to submit a report to a Korean bank pursuant to a delegation by the Ministry of Commerce, Industry and Energy. Subsequent sale by such investor of the shares will also require a prior report to such bank.

DIVIDEND  TO  BE  DECLARED  IN  WON
We do not intend to pay dividends on our shares for the foreseeable future. However, if we declare cash dividends, such dividends will be declared in Won. In order for us to pay such dividends outside Korea, such dividends will be converted into Dollars and remitted to the shareholders, subject to certain conditions. We will convert dividend amounts in foreign currency and remit them to shareholders abroad. No governmental approval is required for foreign investors to receive dividends. However, in order for us to convert the Won amount in foreign currency and to remit such amount abroad, relevant documents must be submitted to the foreign exchange bank to verify (i) that the amount being paid conforms to the amount required to be paid and (ii) whether all necessary legal procedures have been completed.

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

TAX  CONSIDERATION

KOREAN  TAXATION

The following is a summary of the principal Korean tax consequences to owners of our shares that are non-resident individuals or non-Korean corporations without a permanent establishment in Korea to which the relevant income is attributable (''non-resident holders''). The statements regarding Korean tax laws set forth below are based on the laws in force and as interpreted by the Korean taxation authorities as of the date hereof. This summary is not exhaustive of all possible tax consideration which may apply to a particular investor and prospective investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of our shares, including specifically the tax consequences under Korean law, the laws of the jurisdiction of which they are resident, and any tax treaty between Korea and their country of residence, by consulting their own tax advisors.

TAXATION  OF  DIVIDENDS
For the purposes of Korean taxation of distributions of profits either in cash or shares made on our shares, a non-resident holder will be treated as the owner of our shares. Dividends paid (whether in cash or in shares) to a non-resident holder are generally subject to withholding tax at a rate of 27.5% (which includes a 10% local tax) or such lower rate as is applicable under a treaty between Korea and such non-resident holder's country of tax residence. Such tax is required to be deducted from such dividends and only the net amount is paid to the non-resident holder of the common stock.
Under the income tax treaty between the United States and Korea (the "U.S.-Korea Tax Treaty"), the maximum rate of withholding on dividends paid to U.S. residents eligible for treaty benefits generally is 15% (10% if the recipient of the dividends has owned at least 10% of the outstanding shares of the voting stock of Vanex and certain other conditions are satisfied) which does not include withholding of local tax. If local withholding tax is included, the maximum rate of withholding is generally 16.5%. A beneficial owner of common stock generally will be entitled to benefits under the U.S.-Korea Tax Treaty if it (i) is an individual U.S. resident, a U.S. corporation, or a partnership, estate or trust to the extent its income is subject to taxation in the United
States as the income of a U.S. resident; (ii) is not also a resident of Korea for purposes of the U.S.-Korea Tax Treaty; (iii) is not subject to an anti-treaty shopping article that applies in limited circumstances; and (iv) does not hold common stock in connection with the conduct of business in Korea through a permanent establishment or the performance of independent personal services in Korea through a fixed base. Distributions of free shares representing a transfer of certain capital reserves or asset revaluation reserves into paid-in capital may be subject to Korean tax. However, stock split, if any, will not be treated as dividends.

TAXATION  OF  CAPITAL  GAINS
A non-resident holder will be subject to Korean taxation on capital gains realized on a sale of the Company's shares rules the non-resident holder is eligible for the benefits of an applicable tax treaty exempting such capital gain tax. In addition, the capital gains realized from the transfer of shares listed on certain foreign stock exchanges (including the Nasdaq National Market), insofar as the transfer is complete through such stock exchanges, are exempted form Korean Income taxation by virtue of the Tax Exemption and Limitation Law.

Under the United States - Korea Tax Treaty, capital gains realized by holders that are residents of the United States eligible for treaty benefits will not be subject to Korean taxation upon the disposition of the Company's shares, with certain exceptions. Residents of the United States who maintain a fixed base in Korea for a period or periods aggregating 183 days or more during a taxable year and the property giving rise to such gain is effectively connected with such fixed base will not be eligible for the relief afforded by the treaty.

In the absence of any applicable treaty, a non-resident shareholder will generally be subject to Korean taxation on capital gains realized on a sale of the Company's shares at a rate equal of the lesser of 27.5% of the gains or 11% of the gross sales proceeds.

APPLICATION  OF  THE  U.S.-KOREA  TAX  TREATY
Under the U.S.-Korea tax treaty, a resident of the United States means (i) a United States corporation and, (ii) any other person (except a corporation or any entity treated under United States law as a corporation) resident in the United States for purposes of its tax, but in the case of a person acting as partner or fiduciary only to the extent that the income derived by such person is subject to United States tax as the income of a resident. Further, the reduced Korean withholding tax rate on dividends and capital gains under the U.S.-Korea Tax Treaty would not be available if the dividends or capital gains derived by residents of the United States if our shares are effectively connected with the United States residents permanent establishment in Korea or, in the case of capital gains derived by an individual, (i) such United States resident maintains a fixed base in Korea for a period aggregating 183 days or more during the taxable year and our shares are effectively connected with such fixed base or (ii) such United States resident is present in Korea for 183 days or more during the taxable year.

SECURITIES  TRANSACTION  TAX
Under the Securities Transaction Tax Law of Korea, securities transaction tax to be imposed at the rate of 0.5% (this rate may be reduced to 0.3%, including other surtax, if traded through the Korea Stock Exchange or KOSDAQ will not be imposed on the trading of shares through a foreign stock exchange on which the shares are listed. Although there has been no established precedent on the point of whether the NASDAQ National Market will be included in the definition of a foreign stock exchange for the purpose of Securities Transaction Tax Law, it is likely that the securities transaction tax will not be imposed on the trading through the NASDAQ National Market. Further, securities transaction tax will not be applied if the sale is executed between nonresidents without permanent establishments in Korea and the non-resident holder (together with our shares held by any entity which has a certain special relationship with such non-resident) did not own 10% or more of the total issued and outstanding shares at any time during the five years before the year within which the transfer occurs and the non-resident holder did not sell such shares through a securities company in Korea.

INHERITANCE  TAX  AND  GIFT  TAX
Under Korean inheritance and gift tax laws, shares issued by Korean corporations are deemed located in Korea irrespective of where they are physically located or by whom they are owned. Therefore, Korean inheritance tax and gift tax are imposed with respect to our shares. The taxes are imposed currently at the rate of 10% to 45%, if the value of the relevant property is above a certain limit and vary according to the identity of the parties involved. At present, Korea has not entered into any tax treaty with respect to inheritance or gift tax.

WITHHOLDING  OF  TAXES
Under Korean tax law, holders of the Company's shares in the United States will generally be subject to Korean withholding taxes on the capital gains and dividend payments by the Company in respect of those shares, unless exempted by a relevant tax treaty or the Tax Exemption and Limitation Law. Failure to withhold Korean taxes may result in the imposition of the withholding tax itself and 10% penalty tax, and, if prosecuted, a criminal penalty of an imprisonment of up to one year and/or a fine up to the taxable amount, on the relevant withholding agent. The Company, as payer of dividends, will act as withholding agent for the collection of Korean tax on such dividend payment. The capital gains realized from the transfer of shares listed and traded on the NASDAQ National Market are exempt from Korean income taxation by virtue of the Tax Exemption and Limitation Law. It is unknown at this time whether the law will apply to Companies whose shares trade on the OTC-BB or Small Cap Market.

Korean tax law provides that, in case of transfer of Korean shares, the Korean securities broker-dealer brokering such transfer, or if there is no such securities broker-dealer, the purchaser is required to withhold the relevant Korean capital gains taxes.

Because no Korean securities broker-dealer will be acting as withholding agent for capital gains resulting from a transfer of the Company's shares through OTC-BB, purchasers will be required to collect and pay taxes on those capital gains unless they can demonstrate that the sellers are residents of countries having a tax treaty with Korea exempting those capital gains from taxation. Purchasers of the Company's shares through OTC-BB will not be able to identify the country of residence of the previous owner of the purchased shares and will therefore be liable for the payment of Korean taxes on the capital gains, if any, resulting from their transactions. There is currently no practical means

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

for Korean tax authorities or purchasers of the Company's shares to determine the amount of capital gains, if any, resulting from purchases of the Company's shares through OTC-BB.

UNITED  STATES  TAXATION

The following is a summary of material U.S. federal income tax consequence of the purchase, ownership and disposition of our shares by a holder that is a U.S. holder (as defined below). This summary is based on laws, regulations, rulings and decisions now in effect, which are subject to change. The summary does not purport to be a comprehensive description of all of the tax consideration that may be relevant to a decision to purchase the shares. In particular, the summary deals only with U.S. holders that hold the shares as capital assets and does not address the tax treatment relevant to investors that are subject to special tax rules, such as banks, insurance companies, dealers in securities, persons that hold the shares as part of an integrated investment (including a straddle) comprised of a share and one or more other positions, persons that have a functional currency other than the Dollar and persons that own, directly or indirectly, 10% or more of the shares.
Prospective purchasers of shares should consult their own tax advisors as to the tax consequences of an investment in the shares in light of their particular circumstance, including the effect of any state, local or other national laws. For purposes of this summary, a U.S. holder is any beneficial owner of a share that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized under the laws of the United States or any State, (iii) an estate the income of which is subject to United States federal income tax without regard to its source, or (iv) a trust subject to the primary supervision of a United States court and the control of one or more United States persons. The discussion below pertains only to U.S. holders and it does not address any aspects of United States taxation other than federal income taxation.

TAXATION  OF  DIVIDENDS
The gross amount of a distribution paid (including amounts withheld in respect of Korean taxes) generally will be includible in the gross income of a U.S. holder as foreign source dividend income to the extent of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). Any such income will be includible in income on the date of receipt and will not be eligible for the dividends received deduction generally available to corporations. Dividends paid in Won will be includible in the income of a U.S. holder in a Dollar amount calculated by reference to the exchange rate in effect on the date they are received by the U.S. holder. If dividends paid in Won are converted into Dollars on the day they are received, U.S. holders generally should not be required to recognize any foreign currency gain or loss. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment to the date such payment is converted into U.S. dollars will be treated as U.S. source ordinary income or loss.
Distributions in excess of current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. holders cost basis in the shares and thereafter as capital gain.
Korean withholding tax on a distribution will be treated as a foreign income tax that, subject to generally applicable limitations under U.S. tax law, is eligible for credit against a U.S. holders U.S. federal income tax liability or, at the U.S. holders election, may be deducted in computing taxable income. Under new rules enacted or announced in 1997, foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions and arrangements in which the holders expected economic profit, after non-U.S. taxes, is insubstantial. Holders should consult their own advisors concerning the implications of these rules in light of their particular circumstances.
Distribution of U.S. holders of additional shares that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

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

TAXATION  OF  CAPITAL  GAINS
Gain or loss realized by a U.S. holder on the sale or other disposition of the shares generally will be subject to U.S. federal income taxation as capital gain or loss, and will be long-term gain or loss if the shares were held for more than one year. Any such gain or loss will be U.S. source income or loss for foreign tax credit limitation purposes. Prospective purchasers should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain non-corporate U.S. holders) and losses (the deductibility of which is subject to limitations).

PASSIVE  FOREIGN  INVESTMENT  COMPANY  CONSIDERATIONS
A passive foreign investment company is any foreign corporation if (i) at least 75% of its gross income in any taxable year is passive income or (ii) at least
50% of the average value of its assets is attributable to assets that produce passive income or that are held for the production of passive income. Whether VANEX is a PFIC in any year and the tax consequences relating to PFIC status will depend on the composition of the income of VANEX. We believe that we are not and will not become a PFIC, but this is a factual determination that must be made annually and therefore is subject to change. Under the PFIC taxation rules, a U.S. holder owning shares of a PFIC is subject to a special U.S. federal income tax regime with respect to certain distributions received from the PFIC and with respect to gain from the sale or disposition of PFIC stock.
If VANEX is a PFIC for any taxable year during which a U.S. holder holds the shares and such U.S. holder does not make a qualified election or mark-to-market election discussed below, such U.S. holder will generally be subject to various adverse U.S. tax consequences. Upon disposition of the shares, including a disposition pursuant to an otherwise tax-free reorganization, or receipt of an excess distribution (generally the amount of each distribution received by the holder in any year that is greater than its ratable share of 125% of the average annual distributions received by such holder in the three preceding years or its holding period, if shorter), be subject generally to tax at the highest applicable rate or rates of tax imposed on ordinary income as if the gain or distribution were earned ratably over the period in which the shares were held (including payment of an interest charge at the rate equal to the charge generally applicable to underpayment of tax, on the deferred tax). A U.S. holder who beneficially owns an interest in a PFIC also is ordinarily required to file an annual information return on a Form 8621.
If VANEX is a PFIC, a U.S. holder may avoid the adverse U.S. tax consequences set forth in the preceding paragraph by electing to have the PFIC treated, with respect to the holders shareholding, as a Qualified Electing Fund and to report currently such holders pro rata share of the PFICs ordinary earnings and net capital gain even if such holder does not receive distribution (the qualified election). A U.S. holder that makes a qualified election is taxed on its shares of the corporations income only with respect to taxable years that the corporation is a PFIC, and not in taxable years that VANEX does not constitute a PFIC.

The qualified election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the Internal Revenue Service. Each holder of the shares should consult with his own tax advisor to decide whether to make a qualified election. This election is made by attaching the shareholder election statement, the PFIC annual information statement and Form 8621 to such shareholders timely filed income tax return with a copy of the shareholder election statement and Form 8621 being sent to the Internal Revenue Service Center, P.O. Box 21086, Philadelphia, Pennsylvania 19114. Alternatively, provided that the shares continue to be marketable (which includes shares regularly traded on a U.S. national securities market), if VANEX is a PFIC a U.S. holder may elect to include in current ordinary income at the close of each taxable year that VANEX is a PFIC the amount by which the fair market value of the shares exceed the U.S. holders adjusted tax basis in such shares, and to deduct at the close of each year (to the extent of prior income inclusions as a result of the election and subject to certain other limitations) and excess of the adjusted basis in the shares over their fair market value at such time (the market-to-market election). Because the market-to-market election taxes a U.S. holder based on the appreciation in the value of the shares of the PFIC, rather than the U.S. holders pro rata share of the PFICs ordinary earnings and net capital gain, the market-to-market election may not be as desirable as the qualified election in the case of a corporation like VANEX. The market-to-market election must be made with respect to the first taxable year that VANEX is a PFIC to avoid the adverse PFIC regime discussed above. Although we expect that we will not be treated as a PFIC for any taxable year, the determination of whether a corporation is a PFIC is made on an annual basis and operations and business plans of VANEX may change. Therefore, no assurance can be given that we will not be treated as a PFIC in this year or any subsequent year. If we determine that it has become a PFIC for any taxable year, within two months after the end of each such taxable year it will supply the PFIC annual information statement to all shareholders of record for each year and will take any other reasonable steps necessary to facilitate the qualified election.

BACKUP  WITHHOLDING  TAX  AND  INFORMATION  REPORTING
Distributions made on the shares and proceeds from the sale of the shares that are paid within the United States or through certain U.S. related financial intermediaries to U.S. holders are subject to information reporting and may be subject to a backup withholding tax unless, in general, the U.S. holder complies with certain procedures or is a corporation or other person exempt from such withholding. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding tax, but may be required to comply with applicable certification procedures to establish that they are not U.S. persons in order to avoid the application of such information reporting requirements or backup withholding tax to payments received within the United States or through certain U.S. related financial intermediaries.

UNDERWRITING

VANEX is offering the shares for sale on behalf of its shareholder holdings and has not contracted with an underwriter or broker to assist the holders to dispose of their shares. Accordingly, there will be no Underwriter discounts or broker commissions paid out by VANEX and VANEX will receive no proceeds from any sale of the shares offered by the selling shareholders.

This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of the shares in Korea or any province or territory thereof or in the United States or any state. Any offer or sale of the shares in Korea or the United States may only be made pursuant to registration or to an exemption from the requirement to file a prospectus in the province or territory of Korea or any state in the United States in which such offer or sale is made.
Prior to the offering, there has been no public market for the shares. The initial public offering price for the shares will be determined by negotiation between individual holders, their representatives and the purchaser. Among the factors to be considered in such negotiations are:
          -    Prevailing market conditions;
          - The market values of publicly traded companies that the parties believe to be comparable to Guardian;
          - The current state of Guardian's development and its current financial condition;
          - The history of and prospects for Guardian and the industry in which it competes;
          -    The prospects for future revenues and earnings of Guardian; and
          -    Other factors deemed relevant.
Application is to be made to have the shares approved for quotation on the over the counter Bulletin Board under a symbol to be applied for. Until the distribution of the shares is completed, rules of the Securities and Exchange Commission may limit the ability of certain selling group members to bid for and purchase the shares.

LEGAL  MATTERS

The validity of the shares offered hereby and other legal matters as to Korean law will be passed upon for VANEX by Seoul International Law Firm, located at Jang An Building, 1694-4, Seocho-dong, Seocho-gu, Seoul, Korea.

EXPERTS

Our financial statements as of December 31,2002 and for the period from February 21, 2001 (inception) to December 31, 2001are included in the prospectus in reliance on the report of Shinhan Accounting Corporation, independent certified public accountants, issued upon the authority of Shinhan Accounting Corporation as experts in accounting and auditing.

INFORMATION  AVAILABLE  TO  THE  PUBLIC

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the shares offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, and the exhibits and schedules thereto. You should refer to the registration statement for further information. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or document.

Upon declaration by the Securities and Exchange Commission of the effectiveness of the registration statement, we will become subject to the periodic reporting and other informational requirements of the United States Securities Exchange Act of 1934, as amended. Under the United States Securities Exchange Act of 1934, as amended, we will be required to file reports and other information with the Securities and Exchange Commission. Copies of the registration statement, its accompanying exhibits, as well as such reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. As a foreign private issuer, we are exempt from the rules under the United States Securities Exchange Act of 1934, as amended prescribing the furnishing and content of proxy statements, and officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.
We will furnish our shareholders with our annual reports, which will include a review of operations and annual audited financial statements prepared in conformity with accounting principles generally accepted in the United States. We will also furnish our shareholders with our semi-annual or quarterly reports submitted to the Securities and Exchange Commission or NASD.

VANEX  CO.,  LTD.

FINANCIAL  STATEMENTS

For the period from incorporation on February 21, 2001 to December 31, 2001 and for the year ended December 31, 2002

Table  of  Contents

Independent Auditors' Report                              49

Balance Sheets                                            50

Statements of Operations and Comprehensive Income         52

Statements of Cash Flow                                   54

Statements of Stockholders' Equity                        56

Notes to Financial Statements                             57

AUDITORS'  REPORT

TO  THE  DIRECTORS  OF:
VANEX  Co.,  Ltd.


We have audited the accompanying balance sheets of VANEX Co., Ltd.("the Company") as of December 31, 2002 and 2001 and the related statements of operations and comprehensive income, stockholders' equity and cash flows for the year ended December 31 2002 and for the period from incorporation on February 21, 2001 to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VANEX Co., Ltd. as of December 31, 2002 and 2001, and the results of its operations and its cash flow for the year ended December 31 2002 and for the period from incorporation on February 21, 2001 to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/
Shinhan  Accounting  Corporation
Certified  Public  Accountant
Republic  of  Korea
February  24,  2003,  except  for  Note  13  which  is  as  of  March  3,  2003.

Il-Heung  bldg.  Suite  #8
126-1  ChungMu-Ro  4Ka,  Chung-Ku
Seoul,  Korea


                                           VANEX Co., Ltd.
                                           BALANCE SHEETS
                                           --------------
                                   As of December 31, 2002 and 2001
                                            (in US Dollars)



                                                                               2002        2001

 Assets
Current assets:
   Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . .  $   31,907  $  586,047
   Accounts receivable, net of allowance for doubtful
  accounts of $12,962 in 2002 and $5,285 in 2001 . . . . . . . . . . . . . .   1,367,194     581,257
   Prepaid expenses(Note 3). . . . . . . . . . . . . . . . . . . . . . . . .     419,663      34,287
   Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     195,245           -
   Note receivable - related . . . . . . . . . . . . . . . . . . . . . . . .      83,306           -
   Income tax refund receivable(Note10). . . . . . . . . . . . . . . . . . .      30,853           -
   Interest receivable - related (Note 11) . . . . . . . . . . . . . . . . .       5,345           -
   Costs and estimated earnings in excess of billings(Note 4). . . . . . . .           -      34,935
   Other current assets. . . . . . . . . . . . . . . . . . . . . . . . . . .      12,530           -
                                                                              ----------- --_--------
                                                                               2,146,043   1,236,526
                                                                              ----------- -----------

 Property, plant and equipment (Note7):

   Land. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     119,210     108,946
   Building and structure. . . . . . . . . . . . . . . . . . . . . . . . . .     555,045     492,012
   Tools and transportation equipment. . . . . . . . . . . . . . . . . . . .      58,112      33,565
   Furniture and fixtures. . . . . . . . . . . . . . . . . . . . . . . . . .      77,550      43,213
   Accumulated depreciation of property, plant and equipment . . . . . . . .     (89,531)    (17,920)
                                                                               ----------   ---------
                                                                                 720,386     659,816
                                                                               ----------   ---------

 Other non-current assets:
   Long-term bank deposits(Notes 5). . . . . . . . . . . . . . . . . . . . .      38,987       8,375
                                                                               ----------   ---------
 Total assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $2,905,416  $1,904,717
                                                                            ------------- -----------

                                       50

                                           VANEX Co., Ltd.
                                           BALANCE SHEETS
                                           --------------
                                   As of December 31, 2002 and 2001
                                            (in US Dollars)
                                              (CONTINUING)
                                                                                    2002        2001
                                                                                  -------      ------

 Current liabilities:
   Accounts payable and other accrued liabilities(Note 6). . . . . . . . ..    1,154,683  $  297,641
   Billings in excess of costs and estimated earnings (Note 4) . . . . . . .           -      57,959
   Customer deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .           -      50,890
   Income taxes payable. . . . . . . . . . . . . . . . . . . . . . . . . . .           -      20,532
   Current portion of long-term debts (Note 7) . . . . . . . . . . . . . . .     333,222           -
                                                                                ---------    --------
                                                                               1,487,905     427,022
 Long-term debts (Note 7). . . . . . . . . . . . . . . . . . . . . . . . . .     607,298     604,492
                                                                                ---------    --------
 Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2,095,203   1,031,514
                                                                              ----------- -----------

 Stockholders' equity:
   Common stock 100($0.0762) par value,. . . . . . . . . . . . . . . . . . .     971,268     765,565
   100,000,000 shares authorized,
   12,723,300(10,000,000 in 2001) shares issued and outstanding (Note 8, 12)

   Additional paid-in capital (Note 8) . . . . . . . . . . . . . . . . . . .     170,540           -

   Accumulated earnings(deficit) . . . . . . . . . . . . . . . . . . . . . .    (323,540)    125,291

   Other accumulated comprehensive loss. . . . . . . . . . . . . . . . . . .      (8,055)    (17,653)
                                                                                 --------   ----------
 Total stockholders' equity. . . . . . . . . . . . . . . . . . . . . . . . .     810,213     873,203
                                                                                ---------   ----------
 Total liabilities and stockholders' equity. . . . . . . . . . . . . . . . .   2,905,416  $1,904,717
                                                                             ============ ===========


 "See  accompanying  summary  of  accounting  policies  and  notes  to  financial  statements"



                                     VANEX Co., Ltd.

                    STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                    -------------------------------------------------
       For the period from incorporation on February 21, 2001 to December 31, 2001 and for the year ended December 31, 2002


                                                                     2002         2001
                                                                   -------       ------
Revenue. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 5,268,892  $9,761,958

Cost of sales. . . . . . . . . . . . . . . . . . . . . . . . . .    5,023,220   9,371,203
                                                                   ----------  -----------
Gross profit . . . . . . . . . . . . . . . . . . . . . . . . . .      245,672     390,755
                                                                   ----------  -----------
Selling and administrative expenses

  Wages and salaries . . . . . . . . . . . . . . . . . . . . . .      103,410      54,297
  Employee benefit . . . . . . . . . . . . . . . . . . . . . . .       32,166      24,941
  Entertainment. . . . . . . . . . . . . . . . . . . . . . . . .       46,080      29,676
  Commission . . . . . . . . . . . . . . . . . . . . . . . . . .       69,661       2,701
  Public dues. . . . . . . . . . . . . . . . . . . . . . . . . .       21,302      10,248
  Depreciation of property, plant and equipment. . . . . . . . .       32,892      15,105
  Research and development . . . . . . . . . . . . . . . . . . .      129,448      83,526
  Transportation expenses. . . . . . . . . . . . . . . . . . . .       69,269      17,199
  Bad debts. . . . . . . . . . . . . . . . . . . . . . . . . . .        7,676       5,285
  Others . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62,277      55,020
                                                                   ----------  -----------
                                                                      574,181     297,998
                                                                   ----------  -----------
Operating income(loss) . . . . . . . . . . . . . . . . . . . . .    -328,509       92,757
                                                                   ----------  -----------
Other income(expenses) . . . . . . . . . . . . . . . . . . . . .      10,251       38.520
  Interest income. . . . . . . . . . . . . . . . . . . . . . . .     (46,625)        (205)
  Interest expense . . . . . . . . . . . . . . . . . . . . . . .    (102,939)           -
  Loss from impairment of investment . . . . . . . . . . . . . .      (2,212)      15,422
                                                                   ----------  -----------
  Other items. . . . . . . . . . . . . . . . . . . . . . . . . .    -141,525       53,737
                                                                   ----------  -----------
Income(loss) before income taxes . . . . . . . . . . . . . . . .    -470,034      146,494
                                                                   ----------  -----------
Income taxes expense (recovery)(Note 10) . . . . . . . . . . .       (21,203)      21,203
                                                                   ----------  -----------
Net Income(loss) . . . . . . . . . . . . . . . . . . . . . . . .    (448,831)     125,291
                                                                   ----------  -----------

                                       52

                                     VANEX Co., Ltd.

                    STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                    -------------------------------------------------
       For the period from incorporation on February 21, 2001 to December 31, 2001 and for the year ended December 31, 2002
                                       (CONTINUING)

                                                                     2002         2001
                                                                   -------       ------
Other comprehensive income (loss)
Foreign exchange translation gain (loss) . . . . . . . . . . .         9,598      (17,653)
                                                                    ---------  -----------
Comprehensive income (loss). . . . . . . . . . . . . . . . . . .$   (439,233)  $  107,638
                                                                 ============  ===========
Basic and diluted earnings(loss) per share . . . . . . . . . . .$     -0.04    $     0.02
                                                                 ============  ===========
Weighted average number of shares outstanding-basic and diluted. 12,290,550     7,961,650
                                                                 ============  ===========

   "See accompanying summary of accounting policies and notes to financial statements"


                                            VANEX Co., Ltd.
                                        STATEMENTS OF CASH FLOW
                                        -----------------------
              For the period from incorporation on February 21, 2001 to December 31, 2001 and for the year ended December 31, 2002

                                           (in U.S. Dollars)


Cash flows from operating activities:                                             2002         2001
                                                                             -----------   ----------
  Net  income(loss). . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  (448,831)  $  125,291

  Adjustments to reconcile net income(loss) to net cash
  provided by operating activities:
   Depreciation of property, plant and equipment. . . . . . . . . . . . .       32,892      14,791
   Depreciation expense included in cost of goods sold.. . . . . . . . .        38,719       3,129
   Bad debts expense. . . . . . . . . . . . . . . . . . . . . . . . . . .        7,676       5,285
   Loss from impairment of investment in joint a venture project. . .  . .     102,938
  Changes in non-cash working capital items :
   Decrease(Increase) in accounts receivable. . . . . . . . . . . . . . .     (785,937)   (586,542)
   Decrease(Increase) in prepaid expenses . . . . . . . . . . . . . . . .     (385,376)    (34,287)
   Decrease(Increase) in inventories. . . . . . . . . . . . . . . . . . .     (195,245)           -
   Decrease(Increase) in notes receivable -related. . . . . . . . . . . .      (83,306)           -
   Decrease(Increase) in income tax refund receivable . . . . . . . . . .      (30,853)           -
   Decrease(Increase) in interest receivable -related . . . .  . .  . . .       (5,345)
   Decrease(Increase) in costs and earned gross profit in excess of billings.   34,935     (34,935)
   Decrease(Increase) in other current assets . . . . . . . . . . . . . . .    (12,530)           -
   Increase(Decrease) in accounts payable and
       other accrued liabilities. . . . . . . . . . . . . . . . . . . . .      857,042     297,641
   Increase(Decrease) in billings in excess of costs and earned gross profit.  (57,959)     57,959
   Increase(Decrease) in customer deposits. . . . . . . . . . . . . . . . .    (50,890)     50,890
   Increase(Decrease) in income taxes payable . . . . . . . . . . . . . .      (20,532)     20,532
                                                                             -----------   ----------
   Net cash provided by operating activities. . . . . . . . . . . . . . .   (1,002,602)    (80,246)
                                                                            ------------   ----------

Cash flows from investing activities:
  Acquisitions of property, plant and equipment. . . . . . . . . . . . . .    (132,181)    (677,736)
  Investment in a joint venture project. . . . . . . . . . . . . . .  . .     (102,938)
  Increase in long-term bank deposits. . . . . . . . . . . . . .. . . . .      (30,612)      (8,375)
                                                                            ------------   ----------
    Net cash used in investing activities. . . . . . .. . . . . . . . . .     (265,731)    (686,111)
                                                                            ------------   ----------

Cash flows from financing activities:
  Long-term debt borrowings. . . . . . . . .. . . . . . . . . . . . . . .      336,028      604,492
  Issuance of common stock, net. . . .  . . . . . . . . . . . . . . . . .      376,243      765,565
                                                                           ------------   ----------
    Net cash provided by financing activities. . . . . . .  . . . . . . .      712,271    1,370,057
                                                                          ------------   ----------

                                       54

                                           VANEX Co., Ltd.
                                        STATEMENTS OF CASH FLOW
                                        -----------------------
              For the period from incorporation on February 21, 2001 to December 31, 2001 and for the year ended December 31, 2002

                                           (in U.S. Dollars)
                                              (CONTINUING)

Net Increase(Decrease) in cash and cash equivalents. . . . . . . . . . . . . .     (563,738)    (603,700)
Effect of exchange rate changes on cash balance. . . . . . . . . . . . . . . .        9,598      (17,653)
Cash and cash equivalents at beginning of the year . . . . . . . . . . . . . .      586,047            -
                                                                                 ------------   ----------
Cash and cash equivalents at end of the year . . . . . . . . . . . . . . . . .  $    31,907   $  586,047
                                                                                 ============   ==========

Supplemental disclosures of cash flow information:
  Cash paid during the year for income taxes . . . . . . . . . . . . . . . . .  $   30,853    $        -
                                                                                 ============   ==========
  Cash paid during the year for interest . . . . . . . . . . . . . . . . . . .  $   45,591    $      205
                                                                                 ============   ==========
*Cash and cash equivalents are comprised of:
  Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     1,616  $    2,694
  Term deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30,291     583,353
                                                                                 ============   ==========
                                                                                $    31,907  $  586,047
                                                                                 ============   ==========


          "See accompanying summary of accounting policies and notes to financial statements"


                                                        VANEX Co., Ltd.
                                               STATEMENTS OF STOCKHOLDER'S EQUITY
                                              -----------------------------------
      For the period from incorporation on February 21, 2001 to December 31, 2001 and for the year ended December 31, 2002
                                                         (in US Dollars)

                                                                                                  Other
                                                                Additional        Retained        accumulated      Accumulated
                                  Common   Stock    Issued      Paid-in           Earnings        Comprehensive    Stockholders'
                                  Shares            Amount      Capital          (Deficit)        Income (loss)    Equity(Deficit)
                               ------------------  ----------  -----------------  --------------  --------------  -----------------
                                               -             -               -              -                   -                  -
Balance at February 21, 2001. . . .          $             $               $              $                   $                  $

Private Placements                  10,000,000       765,565               -              -                   -            765,565
Net income (loss) . . . . . . . ..                                                  125,291                                125,291
Other comprehensive income (loss)
     Foreign exchange translation loss.                                                                 (17,653)           (17,653)
                                   ------------    ----------     ----------   -------------        -------------         ---------
Balance at December 31, 2001. . .    10,000,000      $765,565        $      -     $  125,291          $  (17,653)           873.203
Private Placements                    2,723,300       205,703         170,540                                               376,243
Net income (loss) . . . . . . . .                                                  (448,831)                              (448,831)
Other comprehensive income (loss)
      Foreign exchange translation gain                                                                   9,598              9,598
                                                                                                   -------------------  -----------
Balance at December 31, 2002. . .   12,723,300      $971,268      $  170,540    $  (323,540)     $    (8,055.00)        $   810,213
                                 ===============  ===========      ==========  ===============      =============         =========


                           "See accompanying summary of accounting policies and notes to financial statements"

                                 VANEX Co., Ltd.
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


1.  OPERATIONS

VANEX Co. Ltd. (the "Company") was incorporated on February 21, 2001 under the law of the Republic of Korea. The Company specializes in providing total system integration services for clients in the digital and Internet broadcasting industry. The Company provides customers with services for totally integrated broadcasting systems, from planning and consulting to design of the systems, supply of software and hardware, and construction. The Company offers maintenance and operations support services but has not provided these services to date. The Company also develops software products, which will become a basis for various system integration services provided to its clients.

As at December 31, 2002, the Company operated in one industry segment, total system integration. The Company's identifiable assets are located in one geographic area, the Republic of Korea (also known as South Korea). The Company's revenues and net income also relate to business operations in the
Republic of Korea. In the year ended December 31, 2002, three significant customers accounted for revenue of $4,031,938, which is 76.52% of the total revenue: $ 1,988,077(37.73% of the total revenue), from Korea Digital Broadcasting; $ 1,435,198 from (27.24% of the total revenue) and $ 608,663. One customer accounted for revenue of $ 9,668,998 in the period ended December 31, 2001.

2.  BASIS OF FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis  of  financial  statements

The Company maintains its books of account in accordance with accounting principles generally accepted in the Republic of Korea ("Korean GAAP"). The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").

(b)  Translation  of  financial  statements  and  foreign  currency

The accompanying financial statements have been translated into U.S. dollars in accordance with SFAS No.52. All assets and liabilities are translated at the current exchange rates at the date of translation. The exchange rate applied as of December 31, 2002 and 2001 were 1,200.40/US$1 and 1,326.1/US$1, respectively. Elements of income are translated at weighted average exchange rates for the period. The exchange rate applied for the period were 1,255.21/US$1 for 2002 and 1,290.83/US$1 for 2001. Equity accounts other than accumulated earnings are translated at historical exchange rates. The resulting translation adjustment is recognized as a component of other comprehensive income.

The Company maintains its books of account in Korean won. Transactions involving foreign currencies are recorded in the accounts at the exchange rate prevailing at the time the transactions are made. Assets and liabilities denominated in foreign currencies are translated into Korean won at exchange rates in effect at year-end. The resulting foreign currency exchange gains/losses are credited/charged to current operations.

(c)  Concentrations  of  credit  risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company maintains cash accounts at two financial institutions. The Company periodically evaluates the credit worthiness of financial institutions, and maintains cash accounts only in large high quality financial institutions, thereby minimizing exposure for deposits in excess of federally insured amounts. The Company believes that credit risk associated with cash is remote.

Accounts receivable are concentrated with Korean companies operating in the digital and Internal broadcasting industries. The Company only grants credit to customers who are believed to be creditworthy.

(d)  Use  of  estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)  Allowance  for  doubtful  accounts

Amounts receivable are assessed for impairment on a regular and periodic basis. When circumstances indicate collection of an amount receivable is doubtful, an allowance and a charge against earnings are recognized immediately. When circumstances indicate collection of an amount receivable is unlikely to be realized, the outstanding amount and the associated allowance are written off.

(f)  Cash  equivalents

Cash equivalents of $30,291 at December 31, 2002 (2001 - $583,353) consist of certificates of time deposit with an initial term of less than three months. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents.

(g)  Value  -  Added  Taxes

Under the Korean value-added tax ("VAT") law, the Company pays a 10% VAT on each purchase of VAT-taxable goods or services ("input tax") and collects VAT from its customers equal to 10% of revenue ("output tax"). The net amount is recorded as prepaid value-added taxes, if the input tax is greater than the output tax. However, if the output tax is greater than the input tax, the net amount is recorded as a current liability.

(h)  Inventories

Inventories, which consist of parts and components held for resale to clients, are stated at the lower of net realizable value and actual cost as determined by the First-in First-out method, except for materials in transit, which are valued by the specific identification method.

(i)  Property,  plant  and  equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation of property plant and equipment is provided using the declining balance method over the following estimated useful lives:

                                Years
       Building                   40
       Other tangible assets       5


Expenditures that prolong the useful lives or enhance the value of property plant and equipment are capitalized, while expenditures incurred for routine maintenance are expensed in the year in which they are incurred. Total depreciation expenses incurred during 2002 and 2001 are $71,611 and $17,920.
Depreciation expenses included in the costs of sales are $38,719 and $3,129 in 2002 and 2001, respectively.

(j)  Impairment  of  long-lived  assets

When events and circumstances warrant a review, the Company evaluates the carrying value of its long-lived assets in accordance with SFAS 144. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from use is less than its carrying value. In that event, a charge to earnings is recognized based on the amount by which the carrying value exceeds the estimated fair value.

(k)  Stock  option  plan

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No.123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

(l)  Software  development  costs

The Company accounts for costs of developing computer software to be marketed in accordance with SFAS No. 86. All costs to establish the technical feasibility of computer software are charged to earnings as research and development costs. Costs incurred after establishing technical feasibility are capitalized as intangible assets until such time as the product becomes available for sale to customers. Capitalized costs are amortized over the estimated lives of the associated software product using the straight-line method. The amortization of capitalized costs will begin once commercial sales of the software product begin.

(m)  Revenue  recognition

The  Company  products and services are generally sold as a part of a contract .
The Company recognizes revenue in accordance with Statement of Position (SOP) 81-1 Accounting for Performance of Construction-Type and Certain Production-Type Contracts.

Contract revenue is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. Complete provision is made for losses on contracts in progress when such losses first become known.


(n)  Income  taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases and operating loss carry forwards. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in income tax laws and rates on the date of enactment.

(o)  Earnings  (loss)  per  share

Basic  earnings  (loss)  per common shares are calculated by dividing net income
(loss) by the weighted average number of common shares outstanding during the year.

(p)  Fair  value  of  financial  instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

(i) Cash and cash equivalents, accounts receivable, advance payments, accounts payable and other accrued liabilities, and advance received.

The carrying amount approximates fair value because of the nature and short maturity of those instruments

(ii)  Long-term  debts  and  long-term  bank  deposits.

The fair values of long-term debts, $607,298 in 2002 and $604,492 in 2001, and long-term bank deposits, $38,987 in 2002 and $8,375 in 2001, are estimated based on the quoted market prices for the same or similar issues.

(q)  Recent  Accounting  Pronouncement

In June 2001, the FASB approved for issuance SFAS 143, "asset Retirement Obligations." SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of assets retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosure. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The provisions of SFAS 143 are effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of SFAS 143is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

In June 2002 the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities, except those incurred in connection with a purchase business combination. The standard requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred. The provisions of this standard are effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 will impact the Company's financial statements if and when future restructuring activities occur.

In December 2002 the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" to provide alterative methods for voluntary transition to the fair value based method of accounting for stock-based compensation. SFAS 148 also amends the disclosure provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. SFAS 148 is effective for fiscal years ending after December 15, 2002. SFAS 148 will impact the Company's financial statements if and when the Company awards stock-based employee compensation.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (" SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The standard became effective for us for contracts entered into or modified after June 30, 2003. We do not expect the adoption of SFAS 149 to have a material impact on our results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability, or an asset in some circumstances. The standard became effective for us for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 had no impact on our results of operations or financial position for the three and six months ending as of June 30, 2003.

3.  PREPAID  EXPENSES

Prepaid  expenses  at  December  31,  2002  and 2001 consisted of the following:

                                                       2002        2001
Prepaid consulting fees and services (1)             $416,526   $     -
Others                                                   3,137   34,287
Total                                                $419,663   $34,287


Note) Prepaid consulting fees and services has been made to a Vancouver based consulting firm with regard to coordination of process of going public in the U.S. market and other consulting services to be received. The services are estimated to be rendered until November of 2003.

4.  CONTRACTS  IN  PROGRESS

The  contracts  in  progress  on  December  31,  2002  and  2001 are as follows:





                                                                           2002        2001
                                                                    ------------ ------------
Contracts in progress at December 31:
Costs incurred on contracts in progress. . . . . . . . .             $       -   $9,461,335
Estimated gross profit . . . . . . . . . . . . . . . . .                     -      242,598
                                                                    ------------ ------------
                                                                             -    9,703,933
                                                                    ------------ ------------
Progress billings. . . . . . . . . . . . . . . . . . . .                     -    9,726,957
                                                                    ------------ ------------

Costs and earned gross profit in excess of billings. . .             $       -    ($23,024)
(Billings in excess of costs and earned gross profit) on            ============ ============
contract in progress

Comprised of :
Costs and earned gross profit in excess of billings. . .             $       -    $   34,935
                                                                    ============ ============
Billings in excess of costs and earned gross profit. . .                           ($57,959)
                                                                    ------------ ============
                                                                     $       -     ($23,024)
                                                                    ============ ============

5.  LONG-TERM  BANK  DEPOSITS

Long-term bank deposits represent funds, which are reserved on a voluntary basis to pay severance payments for its employees.

6.  ACCOUNTS  PAYABLE  AND  OTHER  ACCRUED  LIABILITIES

Accounts payable and other accrued liabilities at December 31, 2002 and 2001 are summarized as follows:



                                        2002       2001
                                 ----------  --------
Accounts payable - trade          1,058,651  $147,885
Accounts payable - other             58,943    40,176
V.A.T Withholdings . . .             29,816   101,005
Accrued expense. . . . .              3,148     2,507
                                 ----------  --------
Total. . . . . . . . . .         $1,150,558  $291,573
                                 ==========  ========





7. LONG-TERM DEBTS
                                                                                  2002         2001
HaNa Bank, bearing interest at 6.9% per annum, payable
quarterly, denominated in Korean Won and collaterized
by a pledge of building and structure, due December 28, 2003                  $333,222     $304,530

Kuk-Min Bank, bearing interest at 4.82% per annum,
payable quarterly, with principal repayable in three installments of $202,432 each due on September 15, 2004, 2005 and 2006,
denominated in Korean Won                                                      607,298      299,962
                                                                               --------    --------

                                                                               940,520      604,492
Less: current portion                                                          333,222            -
                                                                              --------     --------

                                                                              $607,298     $604,492
                                                                              ========     ========



The long-term debt with Kuk-Min Bank is guaranteed by Inzi Display Co. Ltd. ("Inzi"), a former shareholder. Inzi receives no compensation for providing this guarantee, see Note 11.

The Company is obligated to make the following principal payments on its long-term debt in each of the next four fiscal years ended:

  December 31, 2003                  $333,222
  December 31, 2004                   202,432
  December 31, 2005                   202,433
  December 31, 2006                   202,433
                                     --------
                                     $940,520
                                     ========



8.  COMMON  STOCK

(a) At the time of incorporation on February 21, 2001 the Company issued 1,000,000 common shares for cash of $ 82,068.

(b) On March 18, 2001 the Company issued 9,000,000 common shares for cash of $683,497 net of stock issue costs of $10,872.
(c) On February 27, 2002 the Company issued 2,723,300 common shares for cash of $377,671 net of stock issue costs of $1,428.

9.  STOCK  OPTIONS

Under the Company's Articles of Incorporation, the Company may grant options for the purchase of shares to certain qualified officers and employees. In order to qualify for participation in the Stock Option Plan, officers and employees must have the ability to contribute to the establishment, development or technological innovation of the Company.

The specific terms and conditions of stock options granted under the Stock Option Plan shall be approved at a duly convened shareholders' meeting. The maximum aggregate number of shares available for issuance under the Stock Option Plan may not exceed 50% of the total number of shares outstanding. Stock options may not be granted to all officers and employees at the same time. Any single officer or employee may not be granted stock options for shares exceeding 10% of shares issued and outstanding.

The option exercise price shall not be less than the greater of the market price of shares valued as of the date of the grant or the par value of the shares concerned. Under the terms of the Plan, the options vest at the end of the third year from the date of grant and are exercisable for a period of 7 years from the date they become vested.

The Company has not issued stock options up to December 31, 2002 from incorporation on February 21 2001.

10.  INCOME  TAXES

At December 31,2002 the Company has unused loss carryforwards for income tax purposes of $327,566. If unused these loss carryforwards will expire after the 2007 fiscal year. The benefit of these loss carryforwards has not been recognized in the financial statements.

Under Korean income tax law, the Company may apply net operating losses to reduce taxable income in the two preceding taxation years, resulting in a recovery of income taxes previously paid. Net operating losses may also be carried forward up to five years and may be used to reduce taxable income in those future years.

The following is a reconciliation of the expected provision for (recovery of) income taxes to the actual provision (recovery) for the years ended December 31, 2002 and 2001:




                                                                      2002       2001
                                                                    ======     ======
Expected income tax expense (recovery) at
statutory income tax rates                                     $(143,662)    $ 43,509
Effect of reduced income tax rate on income
below W100,000,000                                                10,996      (10,226)
Non-deductible expenses                                           23,516      (22,733)
Loss carryforwards                                                87,947       10,653

Actual income tax expense (recovery)                          $ (21,203)     $ 21,203
                                                                 ----------  ---------


The potential benefit of the loss carryforwards of $ 87,947 is not recognized in these financial statements, as there is no reasonable assurance the potential benefit will be realized. A valuation allowance of $ 87,947 has therefore been provided.

11.  RELATED  PARTY  TRANSACTIONS

As of December 31, 2002, notes receivable of $ 83,306 is due from Inzi Display Co. Ltd. ("Inzi Display"). The notes bear interest at 11% per annum and $ 5,345 of interest income was receivable at December 31, 2002. Inzi Display is a former shareholder and a director of the Company was an officer of Inzi Display until December 2002. See Note 7.

12.  SUBSEQUENT  EVENT

Subsequent to year-end, the Company split its stock on a 50 for 1 basis. In addition, the Company increased its authorized share capital from 1 million to 100 million shares. All share figures in these financial statements have been restated accordingly.

13.  INTEREST  RATE  RISK  AND  FOREIGN  CURRENCY  RISK

The Company's monetary assets and liabilities are denominated in Korean Won and therefore do not expose the Company to foreign exchange risk.

Long-term debts bear interest at fixed rates and therefore do not expose the Company to interest rate cash flow risk.

14.  RISK  AND  UNCERTAINTIES

The Asia-Pacific region, including the Republic of Korea, is experiencing severe economic difficulties relating to currency devaluation, volatile stock markets and slow down in growth. The recoverability of the Company's assets and ability of the Company to pay its debts as they mature are dependent to a large extent on the efficacy of the fiscal measures and other actions, beyond the Company's control, undertaken to achieve economic recovery. The Company is exposed to credit loss in the event of nonperformance by financial institutions with which it conducts business. The Company minimizes exposure to such risk, however, by dealing only with major Korean banks and financial institutions.

                             Outside Back Cover Page

                                   PROSPECTUS
                                   ----------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

The selling shareholders are not offering their shares where the offer is not permitted.

DEALER  PROSPECTUS  DELIVERY  OBLIGATION

Until_______ , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART  II
INFORMATION  NOT  REQUIRED  IN  PROSPECTUS

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS
Our Articles of Incorporation and Bylaws contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors. Every director or other officer of Vanex Co., Ltd. shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part, or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

ITEM  7.  RECENT  SALES  OF  UNREGISTERED  SECURITIES
The securities of the Registrant that were sold by the Registrant since its inception on February 21, 2001 and not registered under the Securities Act of 1933 are described below. All of the securities described below were offered and issued outside the United States to individuals or entities who were not citizens or residents of the United States.



DATE SECURITIES SOLD   NUMBER AND CLASS OF SECURITIES   CONSIDERATION RECEIVED BY COMPANY

March 18, 2001 (a)        200,000 common shares             $       765,565
                         (10,000,000*)
February 27, 2002 (b)    54,466 common shares               $       376,243
                          (2,723,300*)


(a) On March 18, 2001 shortly after the inception of the Company, 200,000 shares (10,000,000 post split) of the common stock were issued at par, pursuant to the exemption from registration contained within Section 4(2) of the Securities Act of 1933. These shares were issued to individuals who established the Company for a total consideration of $765,565. The details of the stock issuances are as follows:



Name of Purchaser                Class of Stock      Number of Shares

Soners Technologies Inc.            Common             158,000 (7,900,000 post split)
Park, Kyu Tae                       Common              10,000  (500,000 post split)
Yoon, Seok Jae                      Common              10,670 (533,500 post split)
Baek, Nam Chul                      Common              10,665 (533,250 post split)
Hyun, Soo Hye                       Common              10,665 (533,250 post split)


(b) Additionally, on February 27, 2002 an additional 54,466 shares (2,723,300 post split) were issued at $ 6.91per share ($0.138 per share: post split), resulting in an increase of the capital of $205,703 and additional paid-in capital of $170,540. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. The details of the stock issuances are as follows:
     Name  of  Purchaser              Class  of  Stock     Number  of  Shares




Name of Purchaser     Class of Stock              Number of Shares
Yoo, Jae Seon         Common                 15,256 (762,800 post split)
Song, Hyun Joo        Common                 11,653 (582,650 post split)
Chun, Sung Joon       Common                  6,320 (316,000 post split)
Han, Tae Ock          Common                  6,000 (300,000 post split)
Seo, Hyun Sung        Common                 15,237 (761,850 post split)



On July 29, 2002, Soners Technologies Inc. transferred all of its shares of Vanex to Delaware Media, Inc. Park, Kyu Tae purchased 54,466 shares; 15,256 shares from Yoo, Jae Seon; 11,653 shares from Song, Hyun Joo; 6,320 shares from Chun, Sung Joon; 6,000 shares from Han, Tae Ock; and 15,237 shares from Seo, Hyun Sung.

On September 13, 2002, Delaware Media, Inc. transferred 106,909 shares of Vanex as follows: 23,637 shares to Kim, Hoon Sang; 20,414 shares to Choi, Sun Joo; 20,414 shares to Hyun, Hye Sook; 20,357 shares to Oh, Seung Hee; 12,087 shares to Kim, Jae Hyun; 1,490 shares to Cho, Hong; 1,490 shares to Kim, Woong; 1,260 shares to Seo, Hyun Sung; 660 shares to Cha, Seong Min; 660 shares to Lee, Tae Heon; 660 shares to Lee, Tae Hyun; 660 shares to Choi, Jae Seong; 660 shares to Choi, Hyun Chul; 660 shares to Song, Chang Seop; 400 shares to Ha, Young Jin; 400 shares to Yoon, Young Deuk; 400 shares to Park, Sang Noh; 200 shares to Bang, Hyun Hee; 200 shares to Choi, Yoon Sook; and 200 shares to Lee, Sung Hee.

ITEM  8.  EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES


(a)  Exhibits.

Exhibit Number  Description

           3.1      .Articles of Incorporation of the Registrant (including English translation).*
           5.1      .Opinion of Seoul International Law Firm, Korean counsel to the Registrant.
          23.1      Consent of Seoul International Law Firm, Korean counsel (included in Exhibit 5.1).
          23.2      Consent of Shinhan Accounting Corporation*

*  Previously  filed


(b)     Schedule  II  "Valuation  and  Qualifying  Accounts"



                    Balance at
Allowance for       beginning of    Charged to costs   Deductions/Write-   Balance at end of
Doubtful Accounts   period          and expenses       offs of accounts    period
                                                       -----------------  ------------------
--------------------------------------------------------------------------------------------
December 31, 2002  $ 5,285         $ 7,676                    -             $ 12,962

There  are  no  undisclosed  reserves  other  than  the  allowance  for  doubtful accounts



ITEM  9.  UNDERTAKINGS
The  undersigned  registrant  hereby  undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Sec.210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Korea, on December 24, 2003.
                                                                 VANEX CO., LTD.



                                                                             /s/
                                                              NAME: KYU-TAE PARK
                                    Title: President and Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 24, 2003.


                                                             SIGNATURE AND TITLE




                                                                 /s/Kue Tae Park
                                                                    KYU TAE PARK
                                                                Director and CEO

                                                                    /s/ Hong Cho
                                                                        HONG CHO
                                                                        Director



                                                                   /s/ Woong Kim
                                                                       WOONG KIM
                                                                        Director


SIGNATURE  OF  AUTHORIZED  REPRESENTATIVE  OF  THE  REGISTRANT
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America VANEX Co., Ltd. has signed this Registration Statement or amendment thereto in the City of Vancouver, Province of British Columbia, on December 24, 2003. Target Group

          /s/  Hyun  J.  You
          NAME:Hyun  J.  You
          TITLE:  MANAGING  DIRECTOR

                                 EXHIBITS INDEX


Exhibit  Number                Description



3.1                                   Articles of Incorporation of the Registrant (including English translation).*
5.1                                   Opinion of Seoul International Law Firm, Korean counsel to the Registrant.
23.1                                  Consent of Seoul International Law Firm, Korean counsel (included in Exhibit 5.1).
23.2                                  Consent of Shinhan Accounting Corporation.

*  Previously  filed

END OF FILING